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                                                                   Exhibit 10.3

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                                CREDIT AGREEMENT

                         dated as of September 11, 1998,

                                  by and among

                         GT INTERACTIVE SOFTWARE CORP.,

                                  as Borrower,

                         the Lenders referred to herein,

                     NATIONSBANC MONTGOMERY SECURITIES, LLC,
                              as Syndication Agent,

                                FLEET BANK, N.A.,
                             as Documentation Agent

                                       and

                           FIRST UNION NATIONAL BANK,
                             as Administrative Agent

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                                TABLE OF CONTENTS

ARTICLE I  DEFINITIONS.........................................................1
SECTION 1.1    Definitions.....................................................1
SECTION 1.2    General........................................................18
SECTION 1.3    Other Definitions and Provisions...............................18

ARTICLE II  REVOLVING CREDIT FACILITY.........................................19
SECTION 2.1    Loans..........................................................19
SECTION 2.2    Procedure for Advances of Loans................................19
SECTION 2.3    Repayment of Loans.............................................20
SECTION 2.4    Notes..........................................................22
SECTION 2.5    Permanent Reduction of the Aggregate Commitment................22
SECTION 2.6    Termination of Credit Facility.................................23
SECTION 2.7    Use of Proceeds................................................23

ARTICLE III  LETTER OF CREDIT FACILITY........................................23
SECTION 3.1    L/C Commitment.................................................23
SECTION 3.2    Procedure for Issuance of Letters of Credit....................24
SECTION 3.3    Commissions and Other Charges..................................24
SECTION 3.4    L/C Participations.............................................25
SECTION 3.5    Reimbursement Obligation of the Borrower.......................26
SECTION 3.6    Obligations Absolute...........................................26
SECTION 3.7    Effect of Application..........................................27

ARTICLE IV  GENERAL LOAN PROVISIONS...........................................27
SECTION 4.1    Interest.......................................................27
SECTION 4.2    Notice and Manner of Conversion or Continuation of Loans.......29
SECTION 4.3    Fees...........................................................30
SECTION 4.4    Manner of Payment..............................................31
SECTION 4.5    Crediting of Payments and Proceeds.............................32
SECTION 4.6    Adjustments....................................................32
SECTION 4.7    Nature of Obligations of Lenders Regarding Extensions
                  of Credit; Assumption by the Administrative Agent ..........32
SECTION 4.8    Changed Circumstances..........................................33
SECTION 4.9    Indemnity......................................................35
SECTION 4.10   Capital Requirements...........................................35
SECTION 4.11   Taxes..........................................................36
SECTION 4.12   Security.......................................................37
SECTION 4.13.  Mandatory Redenomination of Alternative Currency Loans.........37
SECTION 4.14.  Regulatory Limitation..........................................38

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ARTICLE V  CLOSING; CONDITIONS OF CLOSING AND BORROWING.......................39
SECTION 5.1    Closing........................................................39
SECTION 5.2    Conditions to Closing and Initial Extensions of Credit.........39
SECTION 5.3    Conditions to All Extensions of Credit.........................42

ARTICLE VI  REPRESENTATIONS AND WARRANTIES OF THE BORROWER....................42
SECTION 6.1    Representations and Warranties.................................42
SECTION 6.2    Survival of Representations and Warranties, Etc................49

ARTICLE VII  FINANCIAL INFORMATION AND NOTICES................................49
SECTION 7.1    Financial Statements and Projections...........................50
SECTION 7.2    Certificates...................................................51
SECTION 7.3    Accountants' Certificate.......................................51
SECTION 7.4    Other Reports..................................................51
SECTION 7.5    Notice of Litigation and Other Matters.........................51

ARTICLE VIII  AFFIRMATIVE COVENANTS...........................................52
SECTION 8.1    Preservation of Corporate Existence and Related Matters........52
SECTION 8.2    Maintenance of Property........................................53
SECTION 8.3    Insurance......................................................53
SECTION 8.4    Accounting Methods and Financial Records.......................53
SECTION 8.5    Payment and Performance of Obligations.........................53
SECTION 8.6    Compliance With Laws and Approvals.............................53
SECTION 8.7    Environmental Laws.............................................53
SECTION 8.8    Compliance with ERISA..........................................54
SECTION 8.9    Compliance With Agreements.....................................54
SECTION 8.10   Conduct of Business............................................54
SECTION 8.11   Visits and Inspections.........................................54
SECTION 8.12   Additional Subsidiaries; Collateral............................55
SECTION 8.13   Year 2000 Compatibility........................................56
SECTION 8.14   Borrower Assets................................................57
SECTION 8.15   Further Assurances.............................................57

ARTICLE IX  FINANCIAL COVENANTS...............................................57
SECTION 9.1    Leverage Ratio.................................................57
SECTION 9.2    Interest Coverage Ratio........................................57
SECTION 9.3    Minimum Tangible Net Worth.....................................57

ARTICLE X  NEGATIVE COVENANTS.................................................58
SECTION 10.1   Limitations on Debt............................................58
SECTION 10.2   Limitations on Guaranty Obligations............................59
SECTION 10.3   Limitations on Liens...........................................59
SECTION 10.4   Limitations on Loans, Advances,
                 Investments and Acquisitions.................................60

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SECTION 10.5   Limitations on Mergers and Liquidation.........................62
SECTION 10.6   Limitations on Sale of Assets..................................63
SECTION 10.7   Limitations on Dividends and Distributions.....................63
SECTION 10.8   Transactions with Affiliates...................................63
SECTION 10.9   Certain Accounting Changes.....................................64
SECTION 10.10  Amendments; Payments and Prepayments
                 of Subordinated Debt.........................................64
SECTION 10.11  Restrictive Agreements.........................................64

ARTICLE XI  DEFAULT AND REMEDIES..............................................64
SECTION 11.1   Events of Default..............................................64
SECTION 11.2   Remedies.......................................................66
SECTION 11.3   Rights and Remedies Cumulative; Non-Waiver; etc................67
SECTION 11.4.  Judgment Currency..............................................68

ARTICLE XII  THE ADMINISTRATIVE AGENT.........................................68
SECTION 12.1   Appointment....................................................68
SECTION 12.2   Delegation of Duties...........................................68
SECTION 12.3   Exculpatory Provisions.........................................68
SECTION 12.4   Reliance by the Administrative Agent...........................69
SECTION 12.5   Notice of Default..............................................69
SECTION 12.6   Non-Reliance on the Administrative Agent and Other Lenders.....70
SECTION 12.7   Indemnification................................................70
SECTION 12.8   The Administrative Agent in Its Individual Capacity............71
SECTION 12.9   Resignation of the Administrative Agent;
                 Successor Administrative Agent...............................71
SECTION 12.10  Syndication Agent and Documentation Agent......................71

ARTICLE XIII  MISCELLANEOUS...................................................71
SECTION 13.1   Notices........................................................71
SECTION 13.2   Expenses; Indemnity............................................72
SECTION 13.3   Set-off........................................................73
SECTION 13.4   Governing Law..................................................73
SECTION 13.5   Consent to Jurisdiction........................................73
SECTION 13.6   Binding Arbitration; Waiver of Jury Trial......................74
SECTION 13.7   Reversal of Payments...........................................75
SECTION 13.8   Injunctive Relief; Punitive Damages............................75
SECTION 13.9   Accounting Matters.............................................76
SECTION 13.10  Successors and Assigns; Participations.........................76
SECTION 13.11  Amendments, Waivers and Consents...............................79
SECTION 13.12  Performance of Duties..........................................79
SECTION 13.13  All Powers Coupled with Interest...............................80
SECTION 13.14  Survival of Indemnities........................................80
SECTION 13.15  Titles and Captions............................................80
SECTION 13.16  Severability of Provisions.....................................80
SECTION 13.17  Counterparts...................................................80

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SECTION 13.18  Term of Agreement..............................................80
SECTION 13.19  Inconsistencies with Other Documents;
                 Independent Effect of Covenants..............................80
SECTION 13.20  EMU; Continuity of Contract....................................81

EXHIBITS

Exhibit A              -        Form of Revolving Credit Note
Exhibit B              -        Form of Notice of Borrowing
Exhibit C              -        Form of Notice of Account Designation
Exhibit D              -        Form of Notice of Repayment
Exhibit E              -        Form of Notice of Conversion/Continuation
Exhibit F              -        Form of Officer's Compliance Certificate
Exhibit G              -        Form of Assignment and Acceptance
Exhibit H              -        Form of Borrowing Base Certificate
Exhibit I              -        Form of Guaranty Agreement
Exhibit J              -        Form of Pledge Agreement
Exhibit K              -        Form of Security Agreement
Exhibit L              -        Form of Joinder Agreement
Exhibit M              -        Form of Investment Account Control Agreement

SCHEDULES

Schedule 1.1(a)        -        Lenders and Commitments
Schedule 1.1(b)        -        Mandatory Cost Rate
Schedule 6.1(a)        -        Jurisdictions of Organization and Qualification
Schedule 6.1(b)        -        Subsidiaries and Capitalization
Schedule 6.1(g)        -        Intellectual Property
Schedule 6.1(h)        -        Environmental Matters
Schedule 6.1(i)        -        ERISA Plans
Schedule 6.1(l)        -        Material Contracts
Schedule 6.1(m)        -        Labor and Collective Bargaining Agreements
Schedule 6.1(t)        -        Debt
Schedule 6.1(u)        -        Litigation
Schedule 10.3          -        Existing Liens
Schedule 10.4          -        Existing Loans, Advances and Investments


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     CREDIT AGREEMENT, dated as of the 11th day of September, 1998 by and among
GT INTERACTIVE SOFTWARE CORP., a Delaware corporation (the "Borrower"), the Lenders who are or may become a party to this Agreement, NATIONSBANC MONTGOMERY SECURITIES, LLC, as syndication agent (the "Syndication Agent"), FLEET BANK, N.A., as Documentation Agent (the "Documentation Agent") and FIRST UNION NATIONAL BANK, as Administrative Agent for the Lenders.

                              STATEMENT OF PURPOSE

     The Borrower has requested, and the Lenders have agreed, to extend certain credit facilities to the Borrower on the terms and conditions of this Agreement.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

     SECTION 1.1 Definitions. The following terms when used in this Agreement shall have the meanings assigned to them below:

     "Account Control Agreement" means the Investment Account Control Agreement to be executed in connection with the Subordinated Debt permitted pursuant to
Section 10.1(c), whereby the transfer agent of the account in which the Excess Subordinated Debt Proceeds are maintained acknowledges the Administrative Agent's security interest in such account and agrees to maintain such account for the benefit of the Administrative Agent (as amended, restated supplemented or modified from time to time, substantially in the form of Exhibit M attached hereto).

     "Account Debtor" means any Person who is or may become obligated under or on account of an Account.

     "Accounts" means collectively, all rights to payment for goods sold or leased or for services rendered or to be rendered, whether or not earned by performance, and all sums of money or other proceeds due or becoming due thereon, including, without limitation, "Accounts" as defined in the UCC, whether secured or unsecured, now existing or hereafter created.

     "Administrative Agent" means First Union in its capacity as Administrative Agent hereunder, and any successor thereto appointed pursuant to Section 12.9.

     "Administrative Agent's Correspondent" means First Union National Bank, London Branch, or any other financial institution designated by the Administrative Agent to act as its correspondent hereunder with respect to the distribution and payment of Alternative Currency Loans.

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     "Administrative Agent's Office" means the office of the Administrative
Agent specified in or determined in accordance with the provisions of Section 13.1(c).

     "Affiliate" means, with respect to any Person, any other Person (other than a Subsidiary) which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person or any of its Subsidiaries. The term "control" means (a) the power to vote ten percent (10%) or more of the securities or other equity interests of a Person having ordinary voting power, or (b) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

     "Aggregate Commitment" means the aggregate amount of the Lenders' Commitments hereunder, as such amount may be reduced or modified at any time or from time to time pursuant to the terms hereof. On the Closing Date, the Aggregate Commitment shall be One Hundred Twenty-Five Million Dollars ($125,000,000.00).

     "Agreement" means this Credit Agreement, as amended, restated or otherwise modified.

     "Alternative Currency" means Australian Dollars, Canadian Dollars, French Francs, Deutsche Marks, Pounds Sterling or Japanese Yen, and, with the prior written consent of the Administrative Agent and the Lenders, any other lawful currency (other than Dollars) which is freely transferable and convertible into Dollars in the United States currency market and freely available to all of the Lenders in the London interbank deposit market.

     "Alternative Currency Amount" means with respect to each Loan made or continued (or to be made or continued) in an Alternative Currency, the amount of such Alternative Currency which is equivalent to the principal amount in Dollars of such Loan at the most favorable spot exchange rate determined by the Administrative Agent to be available to it at approximately 11:00 a.m. (Charlotte time) two (2) Business Days before such Loan is made or continued (or to be made or continued). When used with respect to any other sum expressed in Dollars, "Alternative Currency Amount" shall mean the amount of such Alternative Currency which is equivalent to the amount so expressed in Dollars at the most favorable spot exchange rate determined by the Administrative Agent to be available to it at the relevant time.

     "Alternative Currency Commitment" means Ten Million Dollars
($10,000,000.00), as such amount may be reduced or modified at any time or from time to time pursuant to the terms hereof.

     "Alternative Currency Loan" means any Loan denominated in an Alternative Currency.

     "Applicable Law" means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.


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     "Applicable Margin" shall have the meaning assigned thereto in Section
4.1(c); provided that with respect to each LIBOR Rate Loan made in an Alternative Currency, the Applicable Margin shall include the Mandatory Cost Rate, as determined pursuant to the formula set forth on the attached Schedule 1.1(b).

     "Application" means an application, in the form specified by the Issuing Lender from time to time, requesting the Issuing Lender to issue a Letter of Credit.

     "Assignment and Acceptance" shall have the meaning assigned thereto in
Section 13.10.

     "Available Commitment" means, as to any Lender at any time, an amount equal to (a) the lesser of (i) such Lender's Commitment or (ii) such Lender's Commitment Percentage of the Borrowing Base less (b) the Dollar Amount of such Lender's Extensions of Credit.

     "Base Rate" means, at any time, the higher of (a) the Prime Rate and (b) the sum of (i) the Federal Funds Rate plus (ii) 1/2 of 1%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate or the Federal Funds Rate.

     "Base Rate Loan" means any Loan bearing interest at a rate based upon the Base Rate as provided in Section 4.1(a).

     "Borrower" means GT Interactive Software Corp., a Delaware corporation, in its capacity as borrower hereunder.

     "Borrowing Base" means as of any date of determination, an amount equal to the sum of (a) fifty-five percent (55%) of the aggregate actual invoice amount of Eligible Accounts from the Closing Date through November 30, 1998 and fifty percent (50%) thereafter plus (b) the lesser of (i) twenty-five percent (25%) of the aggregate cost of Eligible Inventory and (ii) $30,000,000; provided, that the percentages set forth in paragraphs (a) and (b) above may be adjusted in a manner satisfactory to the Borrower and the Administrative Agent (with the consent of all Lenders).

     "Borrowing Base Certificate" shall have the meaning assigned thereto in
Section 7.2(b).

     "Business Day" means (a) for all purposes other than as set forth in clause
(b) below, any day other than a Saturday, Sunday or legal holiday on which banks in Charlotte, North Carolina and New York, New York, are open for the conduct of their domestic or international commercial banking business, as applicable and
(b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Rate Loan, any day (i) that is a Business Day described in clause (a) and that is also a day for trading by and between banks in deposits for the applicable Permitted Currency in the London interbank market and (ii) on which banks are open for the conduct of their domestic and international banking business in the place where the Administrative Agent or the Administrative Agent's Correspondent shall make available Loans in such Permitted Currency.


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     "Capital Asset" means, with respect to the Borrower and its Subsidiaries, any asset that should, in accordance with GAAP, be classified and accounted for as a capital asset on a Consolidated balance sheet of the Borrower and its Subsidiaries.

     "Capital Lease" means, with respect to the Borrower and its Subsidiaries, any lease of any property that should, in accordance with GAAP, be classified and accounted for as a capital lease on a Consolidated balance sheet of the Borrower and its Subsidiaries.

     "Change in Control" shall have the meaning assigned thereto in Section 11.1(i).

     "Closing Date" means the date of this Agreement or such later Business Day upon which each condition described in Section 5.1 and Section 5.2 shall be satisfied or waived in all respects in a manner acceptable to the Administrative Agent, in its sole discretion.

     "Code" means the Internal Revenue Code of 1986, and the rules and regulations thereunder, each as amended, supplemented or otherwise modified.

     "Commitment" means, as to any Lender, the obligation of such Lender to make Loans to and issue or participate in Letters of Credit issued for the account of the Borrower hereunder in an aggregate principal or face amount at any time outstanding not to exceed the amount set forth opposite such Lender's name on
Schedule 1.1(a) hereto, as the same may be reduced or modified at any time or from time to time pursuant to the terms hereof.

     "Commitment Percentage" means, as to any Lender at any time, the ratio of
(a) the amount of the Commitment of such Lender to (b) the Aggregate Commitment of all of the Lenders.

     "Consolidated" means, when used with reference to financial statements or financial statement items of the Borrower and its Subsidiaries, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

     "Credit Facility" means the collective reference to the Revolving Credit Facility and the L/C Facility.

     "Debt" means, with respect to the Borrower and its Subsidiaries at any date and without duplication, the sum of the following calculated in accordance with
GAAP: (a) all liabilities, obligations and indebtedness for borrowed money including but not limited to obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person, (b) all obligations to pay the deferred purchase price of property or services of any such Person, except accrued expenses and trade payables arising in the ordinary course of business not more than ninety (90) days past due including but not limited to all obligations under non-competition agreements, (c) all obligations of any such Person as lessee under Capital Leases, (d) all Debt of any other Person secured by a Lien on any asset of any such Person, (e) all Guaranty Obligations of any such Person, (f) all obligations, contingent or otherwise, of any such Person relative to the face amount of letters of credit, whether or not drawn, including without limitation any Reimbursement Obligation, and banker's acceptances issued for the account of any such Person,

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(g) all obligations of any such Person to redeem, repurchase, exchange, defease or otherwise make payments in respect of capital stock or other securities of such Person and (h) all obligations incurred by any such Person pursuant to Hedging Agreements.

     "Default" means any of the events specified in Section 11.1 which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.

     "Documentation Agent" means Fleet Bank, N.A., in its capacity as Documentation Agent hereunder.

     "Dollar Amount" means (a) with respect to each Loan made or continued (or to be made or continued) in Dollars, the principal amount thereof and (b) with respect to each Loan made or continued (or to be made or continued) in an Alternative Currency, the amount of Dollars which is equivalent to the principal amount of such Loan at the most favorable spot exchange rate determined by the Administrative Agent at approximately 11:00 a.m. (Charlotte time) two (2) Business Days before such Loan is made or continued (or to be made or continued). When used with respect to any other sum expressed in an Alternative Currency, "Dollar Amount" shall mean the amount of Dollars which is equivalent to the amount so expressed in such Alternative Currency at the most favorable spot exchange rate determined by the Administrative Agent to be available to it at the relevant time.

     "Dollars" or "$" means, unless otherwise qualified, dollars in lawful currency of the United States.

     "Domestic Subsidiary" means any Subsidiary of the Borrower organized under the laws of any state of the United States or the District of Columbia.

     "EBIT" means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP: (a) Net Income for such period plus (b) the sum of the following to the extent deducted in determining Net Income: (i) income and franchise taxes and (ii) Interest Expense less (c) interest income and any extraordinary gains; provided that EBIT shall be adjusted by adding back the following for the Fiscal Year ending December 31, 1997: (i) the royalty advance write-downs in an amount equal to $73,821,000.00, as described in the Borrower's 10K filed for the Fiscal Year 1997 (the "Royalty Write-Downs") and (ii) the purchase, research and development write-downs made in connection with the SingleTrac Entertainment Technologies, Inc. transaction in an amount equal to $11,008,000.00, (the "R and D Write-Downs").

     "EBITDA" means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP: (a) Net Income for such period plus (b) the sum of the following to the extent deducted in determining Net Income: (i) income and franchise taxes; (ii) Interest Expense, and (iii) amortization, depreciation and other non-cash charges (including, without limitation, the Royalty Write-Downs and the R and D Write-Downs) less (c) interest income and any extraordinary gains.


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     "Eligible Accounts" means all Accounts created or acquired and owned by the
Borrower or any Guarantor that satisfy and continue to satisfy (as determined by the Administrative Agent in its sole discretion) each of the following requirements and that are otherwise satisfactory to the Administrative Agent, in its sole discretion:

          (a) Any warranty or representation contained in this Agreement or any of the other Loan Documents applicable either to Accounts in general or to any specific Account remains true and correct in all material respects with respect to such Accounts;

          (b) The Account is a bona fide existing obligation of the named Account Debtor arising from the sale and delivery of merchandise or the rendering of services to such Account Debtor in the ordinary course of the Borrower's or such Guarantor's business and is owing to the Borrower or such Guarantor and is not contingent for any reason (except as may otherwise be permitted by this definition), and the Borrower or such Guarantor has lawful and absolute title to such Account and the unqualified right to grant a security interest therein to the Administrative Agent;

          (c) The Account is not evidenced by chattel paper or an instrument (each as defined in the UCC) of any kind, unless such chattel paper or instrument is duly endorsed to and is in the possession of the Administrative Agent;

          (d) The subject merchandise has been shipped or delivered on open account to the named Account Debtor on an absolute sale basis and not on consignment or on approval;

          (e) The Account is a valid, legally enforceable obligation of the Account Debtor and no material offset (including without limitation discounts, counterclaims or contra accounts) or other defense on the part of such Account Debtor or any claim on the part of such Account Debtor denying liability thereunder (or under any other Account) has been asserted; provided that Accounts which are deemed to be ineligible by reason of this clause (e) shall be considered Eligible Accounts to the extent of the amount thereof not affected by such offset, discounts, counterclaim, contra accounts or other defenses;

          (f) The Account is not subject to any Lien, except for the Administrative Agent's Lien, and a currently effective UCC financing statement or other equivalent filing perfecting the security interests of the Lenders filed by the Administrative Agent against the Borrower or any Guarantor covering such Account is on file in all appropriate filing locations for the Borrower's or any Guarantor's places of business and records concerning such Account;

          (g) The Account Debtor is solvent and not the subject of any bankruptcy or insolvency proceeding of any kind and the Administrative Agent, in its reasonable judgement, has not determined that such Account may not be paid by reason of the Account Debtor's financial inability to pay;

          (h) The Account does not arise out of transactions with an employee, officer, agent, director or other Affiliate of the Borrower or such Guarantor;


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          (i) The Account is not due from an Account Debtor whose Accounts that are not Eligible Accounts hereunder exceed fifty percent (50%) of such Account Debtor's total indebtedness to the Borrower and the Guarantors;

          (j) The Account does not arise out of a contract with the United States of America, or any department, agency, subdivision or instrumentality thereof, or any State or municipality, or any agency or unit thereof, unless the Borrower or such Guarantor has complied with the Assignment of Claims Act of 1940 (31 U.S.C. Section 3727 et seq.) or other applicable similar state or local law;

          (k) The Account Debtor is not located in any state that requires that the Borrower or any Guarantor, in order to sue any Account Debtor in such state's courts, either (i) qualify to do business in such state or (ii) file an annual or similar report with the taxation department of such state, or, if the Account Debtor is located in any such state, the Borrower or Guarantor, as applicable, has either qualified as a foreign corporation authorized to transact business in such state, or has filed appropriate reports with the taxation division on a timely basis or the Account Debtor is otherwise amenable to suit in another convenient jurisdiction or the creditworthiness of the Account Debtor is otherwise approved in writing by the Required Lenders;

          (l) The Administrative Agent or the Lenders shall not be subjected to any material adverse tax consequences (other than taxes measured by the income of the Administrative Agent or Lenders) as a result of taking any enforcement action or lending against such Account;

          (m) The Account does not arise from the retail sale of goods to a Person who is purchasing such goods primarily for personal, family or household purposes; and

          (n) With respect to any Account in connection with which the Borrower has been issued a credit insurance policy, the Administrative Agent is the beneficiary of such credit insurance policy.

     "Eligible Assignee" means, with respect to any assignment of the rights, interest and obligations of a Lender hereunder, a Person that is at the time of such assignment (a) a commercial bank organized under the laws of the United States or any state thereof, having combined capital and surplus in excess of $500,000,000, (b) a commercial bank organized under the laws of any other country that is a member of the Organization of Economic Cooperation and Development, or a political subdivision of any such country, having combined capital and surplus in excess of $500,000,000, (c) a finance company, insurance company or other financial institution which in the ordinary course of business extends credit of the type extended hereunder and that has total assets in excess of $1,000,000,000, (d) already a Lender hereunder (whether as an original party to this Agreement or as the assignee of another Lender) or an Affiliate of a Lender, (e) the successor (whether by transfer of assets, merger or otherwise) to all or substantially all of the commercial lending business of the assigning Lender, or (f) any other Person that has been approved in writing as an Eligible Assignee by the Borrower and the Administrative Agent, such approval not to be unreasonably withheld.


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     "Eligible Inventory" means seventy-five percent (75%) of the Inventory of the Borrower or any Guarantor that satisfies and continues to satisfy (as determined by the Administrative Agent in its sole discretion) each of the following requirements and that is otherwise satisfactory to the Administrative Agent in its sole discretion:

          (a) Any warranty or representation contained in this Agreement or any of the other Loan Documents applicable either to Inventory in general or to any specific Inventory remains true and correct in all material respects with respect to such Inventory;

          (b) The Inventory is (i) located at the place of business of the Borrower or any Guarantor set forth or referenced in the Security Agreement which is located in a jurisdiction where all necessary UCC filings or other equivalent filings perfecting the security interests of the Lenders have been made to perfect the Lien of the Administrative Agent under the Security Agreement or (ii) located at such other place of business which is reported to the Administrative Agent pursuant to the Security Agreement and which is located in a jurisdiction where all necessary UCC filings or other equivalent filings perfecting the security interests of the Lenders have been made to perfect the Lien of the Administrative Agent under the Security Agreement, or (iii) in transit from one such place of business to another such place of business;

          (c) If such Inventory is located in a public warehouse or at a leased location, the Administrative Agent shall have received a bailee letter or landlord agreement on or before the required date of delivery of any such letter or agreement, in form and substance reasonably satisfactory to the Administrative Agent, as the case may be;

          (d) Such Inventory is not work-in-process and consists of finished products;

          (e) Such Inventory is not under consignment to or from any Person;

          (f) Such Inventory is free from defects which would materially and adversely affect the market value thereof;

          (g) Such Inventory meets in all material respects all standards imposed by any Governmental Authority having regulatory authority over such Inventory, its use or sale, and is either currently useable or currently saleable in the normal course of the Borrower's or any Guarantor's business;

          (h) Such Inventory is not obsolete or currently unfit for use or sale in the ordinary course of the business of the Borrower or any Guarantor;

          (i) Such Inventory is not subject to any Lien, except for the Administrative Agent's first priority perfected Lien; and

          (j) If such Inventory has been purchased with a trade letter of credit, such trade letter of credit has been paid in full.

     "Employee Benefit Plan" means any employee benefit plan within the meaning of Section 3(3) of ERISA which (a) is maintained for employees of the Borrower or any ERISA Affiliate or (b) has at any time within the preceding six years been maintained for the employees of the Borrower or any current or former ERISA Affiliate.

     "EMU Event" means an event associated with economic and monetary union in the European Community, including, without limitation, each (and any combination) of the following:

          (a) the introduction of, changeover to or operation of a single or unified European currency (whether known as the Euro or otherwise);

          (b) the fixing of conversion rates between a member state's currency and the new currency or between the currencies of member states;

          (c) the substitution of that new currency for the Ecu as the unit of account of the European Community;

          (d) the introduction of that new currency as lawful in a member state;

          (e) the withdrawal from legal tender of any currency that, before the introduction of the new currency, was lawful currency in one of the member states; or

          (f) the disappearance or replacement of a relevant rate option or other price source for the Ecu or the national currency of any member state, or the failure of the agreed sponsor (or a successor sponsor) to publish or display a relevant rate, index, price, page or screen.

     "Environmental Laws" means any and all federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

     "ERISA" means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended, supplemented or otherwise modified.

     "ERISA Affiliate" means any Person who together with the Borrower is treated as a single employer within the meaning of Section 414(b), (c), (m) or
(o) of the Code or Section 4001(b) of ERISA.

     "Eurodollar Reserve Percentage" means, for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Federal Reserve Board (or any successor) for determining the maximum reserve requirement (including without limitation any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

     "Event of Default" means any of the events specified in Section 11.1, provided that any requirement for passage of time, giving of notice, or any other condition specified in that Section, has been satisfied.

     "Excess Subordinated Debt Proceeds" means the difference between (a) the Net Cash Proceeds received by the Borrower from the Subordinated Debt permitted pursuant to Section 10.1(c) and (b) the amount of such Net Cash Proceeds utilized by the Borrower within thirty (30) Business Days after the receipt thereof, such excess amount to be maintained in an account, such account to be pledged to the Administrative Agent, for the benefit of itself and the Lenders, pursuant to the Pledge Agreement.

     "Extensions of Credit" means, as to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Loans made by such Lender then outstanding and (b) such Lender's Commitment Percentage of the L/C Obligations then outstanding.

     "FDIC" means the Federal Deposit Insurance Corporation, or any successor thereto.

     "Federal Funds Rate" means, the rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) representing the daily effective federal funds rate as quoted by the Administrative Agent and confirmed in Federal Reserve Board Statistical Release H.15 (519) or any successor or substitute publication selected by the Administrative Agent. If, for any reason, such rate is not available, then "Federal Funds Rate" shall mean a daily rate which is determined, in the opinion of the Administrative Agent, to be the rate at which federal funds are being offered for sale in the national federal funds market at 9:00 a.m. (Charlotte time). Rates for weekends or holidays shall be the same as the rate for the most immediate preceding Business Day.

     "Fee Letter" means the separate letter agreement dated as of July 2, 1998 by the Borrower, the Administrative Agent and First Union Capital Markets, a division of Wheat First Securities, Inc.

     "First Tier Subsidiaries" means Humongous Entertainment, Inc., WizardWorks Group, Inc., SingleTrac Entertainment Technologies, Inc., Swan Acquisition Corp., Candel Inc. and any other Subsidiaries created or acquired after the date hereof and directly owned by the Borrower.

     "First Union" means First Union National Bank, a national banking association, and its successors.

     "Fiscal Year" means (i) the fiscal year of the Borrower and its Subsidiaries ending on March 31; or (ii) with respect to only the fiscal years prior to and including the calendar year ending December 31, 1997, the fiscal year of the Borrower ended December 31.

     "Foreign Subsidiary" means any Subsidiary of the Borrower which is not a Domestic Subsidiary.

     "GAAP" means generally accepted accounting principles, as recognized by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained on a consistent basis for the Borrower and its Subsidiaries throughout the period indicated and consistent with the prior financial practice of the Borrower and its Subsidiaries.

     "Governmental Approvals" means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

     "Governmental Authority" means any nation, province, state or political subdivision thereof, and any government or any Person exercising executive, legislative, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

     "Guarantor" means any Subsidiary or other Person who is or becomes party to the Guaranty Agreement pursuant to Section 8.12 hereof or otherwise.

     "Guaranty Agreement" means the unconditional Guaranty Agreement executed by the Guarantors from time to time as required pursuant to Section 8.12, in favor of the Administrative Agent, for the benefit of itself and the Lenders, as amended, modified or supplemented from time to time, substantially in the form of Exhibit I attached hereto.

     "Guaranty Obligation" means, with respect to the Borrower and its Subsidiaries, without duplication, any obligation, contingent or otherwise, of any such Person pursuant to which such Person has directly or indirectly guaranteed any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term Guaranty Obligation shall not include endorsements for collection or deposit in the ordinary course of business.

     "Hazardous Materials" means any substances or materials which are regulated or limited by any Governmental Authority or are included in the definition of "Hazardous Substances" in Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC ss.9601 et seq., including friable asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

     "Hedging Agreement" means any agreement entered into by the Borrower in the ordinary course of business and not for the purpose of speculation or taking a "market view" with respect to an interest rate swap, collar, cap, floor or a forward rate agreement, currency swap agreements, currency futures or option contracts or other agreement regarding the hedging of interest rate risk exposure executed in connection with hedging the interest rate exposure of the Borrower, and any confirming letter executed pursuant to such hedging agreement and other similar agreements, all as amended, restated or otherwise modified.

     "Interest Expense" means, for any period, total interest expense (including, without limitation, interest expense attributable to Capital Leases) determined on a Consolidated basis, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP.

     "Interest Period" shall have the meaning assigned thereto in Section
4.1(b).

     "Inventory" means all "inventory" as defined in the UCC wherever located, including without limitation, all goods manufactured or acquired for sale or lease and all raw materials, work-in-process and finished goods, and all supplies and goods, used or consumed in the operation of the business of the Borrower or any Guarantor, whether now or hereafter acquired.

     "Investment Account" shall have the meaning assigned thereto in the Pledge Agreement.

     "Issuing Lender" means First Union, in its capacity as issuer of any Letter of Credit, or any successor thereto.

     "L/C Commitment" means the lesser of (a) twenty-five million dollars ($25,000,000.00), (b) the Aggregate Commitment or (c) the Borrowing Base.

     "L/C Facility" means the letter of credit facility established pursuant to
Article III hereof.

     "L/C Obligations" means at any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 3.5.

     "L/C Participants" means the collective reference to all the Lenders other than the Issuing Lender.

     "Lender" means each Person executing this Agreement as a Lender set forth on the signature pages hereto and each Person that hereafter becomes a party to this Agreement as a Lender pursuant to Section 13.10.

     "Lending Office" means, with respect to any Lender, the office of such Lender maintaining such Lender's Commitment Percentage of the Loans.

     "Letters of Credit" shall have the meaning assigned thereto in Section 3.1.

     "Leverage Ratio" means the ratio determined in accordance with Section 9.1.

     "LIBOR" means the rate of interest per annum determined on the basis of the rate for deposits in Dollars in minimum amounts of at least $5,000,000 (or the Alternative Currency Amount thereof with respect to a borrowing to be made in an Alternative Currency) for a period equal to the applicable Interest Period which appears on the Dow Jones Markets screen 3750 at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period (rounded upward, if necessary, to the nearest one-hundredth of one percent (1/100%)). If, for any reason, such rate does not appear on Dow Jones Markets screen 3750, then "LIBOR" shall be determined by the Administrative Agent to be the arithmetic average (rounded upward, if necessary, to the nearest one-hundredth of one percent (1/100%)) of the rate per annum at which deposits in the Permitted Currency in which the applicable Loan is denominated would be offered by first class banks in the London interbank market to the Administrative Agent (or the Administrative Agent's Correspondent) at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period and in an amount substantially equal to the amount of the applicable Loan. Each calculation by the Administrative Agent of the LIBOR Rate shall be conclusive and binding for all purposes, absent manifest error.

     "LIBOR Rate" means a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Administrative Agent pursuant to the following formula:

              LIBOR Rate =                       LIBOR
                                 ----------------------------------
                                 1.00-Eurodollar Reserve Percentage

     "LIBOR Rate Loan" means any Loan bearing interest at a rate based upon the LIBOR Rate as provided in Section 4.1(a).

     "Lien" means, with respect to any asset, any mortgage, lien pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

     "Loans" means any revolving loan denominated in Dollars and includes any Alternative Currency Loan made to the Borrower pursuant to Section 2.1, and all such revolving loans collectively as the context requires.

     "Loan Documents" means, collectively, this Agreement, the Notes, the Applications, any Hedging Agreement with any Lender or any Affiliate thereof (which such Hedging Agreement is permitted or required hereunder), the Guaranty Agreement (once executed), the Security Agreement, the Pledge Agreement, the Account Control Agreement (once executed) and each other document, instrument and agreement executed and delivered by the Borrower or any of its Subsidiaries in connection with this Agreement, all as may be amended, restated or otherwise modified.

     "Material Adverse Effect" means, with respect to the Borrower and its Subsidiaries, a material adverse effect on the properties, business, operations or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, or on the ability of the Borrower and its Subsidiaries to perform their respective obligations under the Loan Documents to which they are a party.

     "Material Contract" means (a) any contract or other agreement, written or oral, to which the Borrower or any of its Subsidiaries is a party involving monetary liability of or to any Person in a face amount in excess of $2,000,000 per annum, or (b) any other contract or agreement, written or oral, of the Borrower or any of its Subsidiaries the failure to comply with which could reasonably be expected to have a Material Adverse Effect.

     "Material Subsidiary" shall have the meaning assigned thereto in Section 8.12(b).

     "Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate is making, or is accruing, or has made or accrued, an obligation to make, contributions within the preceding six years.

     "Net Cash Proceeds" means, as applicable, (a) with respect to any sale or other disposition of assets, the gross cash proceeds received by the Borrower or any of its Subsidiaries from such sale less the sum of (i) all income taxes and other taxes assessed by a Governmental Authority as a result of such sale and any other fees and expenses incurred in connection therewith and (ii) the principal amount of, premium, if any, and interest on any Debt secured by a Lien on the asset (or a portion thereof) sold, which Debt is required to be repaid in connection with such sale, (b) with respect to any offering of capital stock or issuance of Debt, the gross cash proceeds received by the Borrower or any of its Subsidiaries therefrom less all legal, underwriting and other fees and expenses incurred in connection therewith and (c) with respect to any payment under an insurance policy or in connection with a condemnation proceeding, the amount of cash proceeds received by the Borrower or its Subsidiaries from an insurance company or Governmental Authority, as applicable, net of all expenses of collection.

     "Net Income" means, with respect to the Borrower and its Subsidiaries, for any period of determination, the net income (or loss) of the Borrower and its Subsidiaries for such period, determined on a Consolidated basis in accordance with GAAP; provided that there will be excluded (a) the net income (or loss) of any Person, other than a Subsidiary, in which the Borrower or any of its Subsidiaries has a joint interest with a third party except to the extent of the amount of dividends or distributions actually paid to the Borrower or any of its Subsidiaries during such period, (b) except to the extent included pursuant to the foregoing clause (a), the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of such Person or is merged into or consolidated with such Person or any of its Subsidiaries or that Person's assets are acquired by such Person or any of its Subsidiaries, (c) the net income (if positive) of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary to the Borrower or any of its Subsidiaries of such net income (i) is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute rule or governmental regulation applicable to such Subsidiary or (ii) would be subject to any taxes payable on such dividends or distributions and (d) any gains or losses attributable to asset sales, as determined in accordance with GAAP, including any related tax effects on such Person.

     "Notes" means the collective reference to the Notes made by the Borrower payable to the order of each Lender, substantially in the form of Exhibit A attached hereto, evidencing the Revolving Credit Facility, and any amendments and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part; "Note" means any of such Notes.

     "Notice of Account Designation" shall have the meaning assigned thereto in
Section 2.2(b).

     "Notice of Borrowing" shall have the meaning assigned thereto in Section 2.2(a).

     "Notice of Conversion/Continuation" shall have the meaning assigned thereto in Section 4.2.

     "Notice of Repayment" shall have the meaning assigned thereto in Section 2.3(c).

     "Obligations" means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loans, (b) the L/C Obligations, (c) all payment and other obligations owing by the Borrower to any Lender or any Affiliate thereof under any Hedging Agreement (which such Hedging Agreement is permitted or required hereunder), and (d) all other fees and commissions (including reasonable attorney's fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Borrower to the Lenders or the Administrative Agent under or in respect of this Agreement, any Note, any Letter of Credit or any of the other Loan Documents of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note.

     "Officer's Compliance Certificate" shall have the meaning assigned thereto in Section 7.2(a).

     "Other Taxes" shall have the meaning assigned thereto in Section 4.11(b).

     "PBGC" means the Pension Benefit Guaranty Corporation or any successor agency.

     "Pension Plan" means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which (a) is maintained for employees of the Borrower or any ERISA Affiliates or (b) has at any time within the preceding six years been maintained for the employees of the Borrower or any of their current or former ERISA Affiliates.

     "Permitted Currency" means Dollars or any Alternative Currency, or each such currency, as the context requires.

     "Person" means an individual, corporation, limited liability company, partnership, association, trust, business trust, joint venture, joint stock company, pool, syndicate, sole proprietorship, unincorporated organization, Governmental Authority or any other form of entity or group thereof.

     "Pledge Agreement" means the Pledge Agreement of even date herewith executed by the Borrower in favor of the Administrative Agent, for the benefit of itself and the Lenders, as amended, modified or supplemented from time to time, substantially in the form of Exhibit J attached hereto.

     "Prime Rate" means, at any time, the rate of interest per annum publicly announced from time to time by First Union as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in the Prime Rate occurs. The parties hereto acknowledge that the rate announced publicly by First Union as its Prime Rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

     "Register" shall have the meaning assigned thereto in Section 13.10(d).

     "Reimbursement Obligation" means the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

     "Required Lenders" means, at any date, any combination of Lenders who hold at least fifty-one percent (51%) of the aggregate unpaid principal amount of the Notes, or if no amounts are outstanding under the Notes, any combination of Lenders whose Commitment Percentages aggregate at least fifty-one percent (51%).

     "Responsible Officer" means any of the following: the chief executive officer, chief operating officer, chief financial officer or vice president of the Borrower or any other officer of the Borrower reasonably acceptable to the Administrative Agent.

     "Revolving Credit Facility" means the revolving credit facility established pursuant to Article II hereof.

     "Revolving Credit Termination Date" means the earliest of the dates referred to in Section 2.6.

     "Security Agreement" means the Security Agreement of even date herewith executed by the Borrower in favor of the Administrative Agent, for the benefit of itself and the Lenders as amended, modified or supplemented from time to time, substantially in the form of Exhibit K attached hereto.

     "Security Documents" means the collective reference to the Security Agreement, the Pledge Agreement, the Account Control Agreement (once executed), the Guaranty Agreement (once executed) and each other agreement or writing pursuant to which the Borrower or any Subsidiary thereof purports to pledge or grant a security interest in any property or assets securing the Obligations or any such Person purports to guaranty the payment and/or performance of the Obligations.

     "Solvent" means, as to the Borrower and its Subsidiaries on a particular date, that any such Person (a) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is able to pay its debts as they mature, (b) owns property having a value, both at fair valuation and at present fair saleable value, greater than the amount required to pay its probable liabilities (including contingencies), and (c) does not believe that it will incur debts or liabilities beyond its ability to pay such debts or liabilities as they mature.

     "Subordinated Debt" means the collective reference to Debt on Schedule 6.1(t) hereof designated as Subordinated Debt and any other Debt of the Borrower or any Subsidiary subordinated in right and time of payment to the Obligations and containing such other terms and conditions, all as reasonably satisfactory to the Required Lenders.

     "Subsidiary" means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity is at the time, directly or indirectly, owned by or the management is otherwise controlled by such Person (irrespective of whether, at the time, capital stock or other ownership interests of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency). Unless otherwise qualified, references to "Subsidiary" or "Subsidiaries" herein shall refer to those of the Borrower.

     "Syndication Agent" means NationsBanc Montgomery Securities, LLC, in its capacity as Syndication Agent.

     "Tangible Net Worth" means, with respect to the Borrower and its Subsidiaries at any date, stockholders' equity of the Borrower and its Subsidiaries less intangible assets (including, without limitation, goodwill), determined on a Consolidated basis for the Borrower and its Subsidiaries, all calculated in accordance with GAAP.

     "Taxes" shall have the meaning assigned thereto in Section 4.11(a).

     "Termination Event" means: (a) with respect to any Pension Plan, a "Reportable Event" described in Section 4043 of ERISA (unless the 30-day notice requirement with respect to such event has been waived by the PBGC), or (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, or (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under Section 4041 of ERISA, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, or (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (f) the partial or complete withdrawal of the Borrower or any ERISA Affiliate from a Multiemployer Plan, or (g) the imposition of a Lien pursuant to Section 412 of the Code or Section 302 of ERISA, or (h) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA, or (i) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under
Section 4042 of ERISA.

     "Uniform Customs" the Uniform Customs and Practice for Documentary Credits (1994 Revision), International Chamber of Commerce Publication No. 500.

     "UCC" means the Uniform Commercial Code as in effect in the State of North Carolina, as amended, restated or otherwise modified.

     "United States" means the United States of America.

     "Upfront Fee" means the fee described in Section 4.3(c).

     "Wholly-Owned" means, with respect to a Subsidiary, that all of the shares of capital stock or other ownership interests of such Subsidiary are, directly or indirectly, owned or controlled by the Borrower and/or one or more of its Wholly-Owned Subsidiaries.

     SECTION 1.2 General. Unless otherwise specified, a reference in this Agreement to a particular section, subsection, Schedule or Exhibit is a reference to that section, subsection, Schedule or Exhibit of this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Any reference herein to "Charlotte time" shall refer to the applicable time of day in Charlotte, North Carolina.

     SECTION 1.3 Other Definitions and Provisions.

     (a) Use of Capitalized Terms. Unless otherwise defined therein, all capitalized terms defined in this Agreement shall have the defined meanings when used in this Agreement, the Notes and the other Loan Documents or any certificate, report or other document made or delivered pursuant to this Agreement.

     (b) Miscellaneous. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

                                   ARTICLE II

                            REVOLVING CREDIT FACILITY

     SECTION 2.1 Loans. Subject to the terms and conditions of this Agreement, each Lender severally agrees to make Loans to the Borrower in a Permitted Currency from time to time from the Closing Date through the Revolving Credit Termination Date as requested by the Borrower in accordance with the terms of
Section 2.2; provided, that (a) the Dollar Amount of the aggregate principal amount of all outstanding Loans (after giving effect to any amount requested) shall not exceed the lesser of (i) the Aggregate Commitment less the sum of the Dollar Amount of all outstanding L/C Obligations and (ii) the Borrowing Base less the sum of the Dollar Amount of all outstanding L/C Obligations, (b) the Dollar Amount of the aggregate principal amount of all Loans made in an Alternative Currency shall not exceed the Alternative Currency Commitment and
(c) the Dollar Amount of the aggregate principal amount of outstanding Loans from any Lender to the Borrower shall not at any time exceed such Lender's Available Commitment. Each Loan by a Lender shall be in a principal amount equal to such Lender's Commitment Percentage of the aggregate principal amount of Loans requested on such occasion. Loans to be made in an Alternative Currency shall be funded in an amount equal to the Alternative Currency Amount of such Loan. Subject to the terms and conditions hereof, the Borrower may borrow, repay and reborrow Loans hereunder until the Revolving Credit Termination Date.

     SECTION 2.2 Procedure for Advances of Loans.

     (a) Requests for Borrowing The Borrower shall give the Administrative Agent irrevocable prior written notice in the form attached hereto as Exhibit B (a "Notice of Borrowing") not later than 11:00 a.m. (Charlotte time) (i) on the same Business Day as each Base Rate Loan, (ii) at least three (3) Business Days before each LIBOR Rate Loan denominated in Dollars and (iii) at least four (4) Business Days before each LIBOR Rate Loan denominated in an Alternative Currency, of its intention to borrow, specifying (A) the date of such borrowing, which shall be a Business Day, (B) whether the Loans are to be LIBOR Rate Loans or Base Rate Loans, (C) whether the Loan shall be denominated in Dollars or an Alternative Currency; provided that, all Loans denominated in an Alternative Currency shall be LIBOR Rate Loans, (D) the amount of such borrowing, which shall be in an amount equal to the amount of the Aggregate Commitment or Alternative Currency Commitment, if applicable, then available to the Borrower, or if less, (x) with respect to Base Rate Loans in an aggregate minimum principal amount of $500,000 or a whole multiple of $250,000 in excess thereof,
(y) with respect to LIBOR Rate Loans denominated in Dollars, in an aggregate minimum principal amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof, and (z) with respect to LIBOR Rate Loans denominated in an Alternative Currency, in an aggregate minimum principal amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof and (E) in the case of a LIBOR Rate Loan, the duration of the Interest Period applicable thereto. Notices received after 11:00 a.m. (Charlotte time) shall be deemed received on the next Business Day. The Administrative Agent shall promptly notify the Lenders of each Notice of Borrowing.

     (b) Disbursement of Loans Denominated in Dollars. Not later than 2:00 p.m. (Charlotte time) on the proposed borrowing date for any loan denominated in Dollars, each Lender will make available to the Administrative Agent in Dollars in funds immediately available to the Administrative Agent, for the account of the Borrower, at the office of the Administrative Agent in funds immediately available to the Administrative Agent, such Lender's Commitment Percentage of the Loans to be made on such borrowing date. The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each borrowing requested pursuant to this Section 2.2 in immediately available funds by crediting or wiring such proceeds to the deposit account of the Borrower identified in the most recent notice substantially in the form of Exhibit C attached hereto (a "Notice of Account Designation") delivered by the Borrower to the Administrative Agent or as may be otherwise agreed upon by the Borrower and the Administrative Agent from time to time. Subject to Section 4.7 hereof, the Administrative Agent shall not be obligated to disburse the portion of the proceeds of any Loan requested pursuant to this Section 2.2 to the extent that any Lender has not made available to the Administrative Agent its Commitment Percentage of such Loan.

     (c) Disbursement of Alternative Currency Loans. Not later than 11:00 a.m. (the time of the Administrative Agent's Correspondent) on or before the proposed borrowing date for any Alternative Currency Loan, each Lender will make available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent's Correspondent, in the requested Alternative Currency in funds immediately available to the Administrative Agent, such Lender's Commitment Percentage of the Alternative Currency Amount of such requested borrowing. The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each borrowing requested pursuant to this Section 2.2 in immediately available funds by crediting or wiring such proceeds to the deposit account of the Borrower identified in the most recent Notice of Account Designation delivered by the Borrower to the Administrative Agent or may be otherwise agreed upon by the Borrower and the Administrative Agent from time to time. Subject to Section 4.7, the Administrative Agent shall not be obligated to disburse the portion of the proceeds of any Loan requested pursuant to this Section 2.2 to the extent that any Lender has not made available to the Administrative Agent its Commitment Percentage of such Loan.

     SECTION 2.3 Repayment of Loans.

     (a) Repayment on Termination Date. The Borrower shall repay the outstanding principal amount of all Loans in full on the Revolving Credit Termination Date, with all accrued but unpaid interest thereon.

     (b) Mandatory Repayment of Excess Loans.

          (i) Aggregate Commitment. If at any time (as determined by the Administrative Agent under Section 2.3(b)(iv)), (A) solely because of currency fluctuation, the aggregate outstanding principal Dollar Amount of all Loans denominated in an Alternative Currency plus the sum of the Dollar Amounts of all outstanding L/C Obligations exceeds one hundred and five percent (105%) of the lesser of (I) the Aggregate Commitment or (II) the Borrowing Base or (B) for any other reason, the aggregate outstanding principal Dollar Amount of all Loans plus the sum of the Dollar Amounts of all outstanding L/C Obligations exceeds the lesser of (I) the Aggregate Commitment or (II) the Borrowing Base, then the Borrower shall repay immediately upon notice from the Administrative Agent, by payment to the Administrative Agent for the account of the Lenders, Extensions of Credit in a Dollar Amount equal to the Dollar Amount of such excess with each such repayment applied first, to the outstanding principal Dollar Amount of outstanding Loans and second, with respect to any Letters of Credit then outstanding, a payment of cash collateral into a cash collateral account opened by the Borrower with the Administrative Agent, for the benefit of the Lenders (such cash collateral to be applied in accordance with Section 11.2(b)).

          (ii) Excess Alternative Currency Loans. If at any time and for any reason the outstanding principal Dollar amount of all outstanding Alternative Currency Loans exceeds the lesser of (A) the Aggregate Commitment less the sum of the outstanding principal amount of all Loans denominated in Dollars less the sum of the outstanding principal Dollar Amount of all L/C Obligations, (B) the Borrowing Base less the sum of the outstanding principal amount of all Loans denominated in Dollars less the sum of the outstanding principal Dollar Amount of all L/C Obligations and
     (C) the Alternative Currency Commitment, such excess shall be immediately repaid, in the currency in which such Alternative Currency Loan or Alternative Currency Loans were initially funded, by the Borrower to the Administrative Agent for the account of the Lenders.

          (iii) Excess L/C Obligations. If at any time and for any reason the aggregate outstanding principal amount of the L/C Obligations exceeds the lesser of (A) the Aggregate Commitment less the sum of the Dollar Amount of the aggregate principal amount of all outstanding Loans, (B) the Borrowing Base less the sum of the Dollar Amount of the aggregate principal amount of all outstanding Loans and (C) the L/C Commitment, then the Borrower shall deposit an amount equal to such excess with the Administrative Agent to be held as cash collateral in accordance with Section 11.2(b).

          (iv) Compliance and Payments. The Borrower's compliance with this
     Section 2.3(b) shall be tested from time to time by the Administrative Agent at its sole discretion, but in any event on each day an interest payment is due under Section 4.1(e). Each such repayment pursuant to this
     Section 2.3(b) shall be accompanied by any amount required to be paid pursuant to Section 4.9 hereof.

     (c) Optional Repayments. The Borrower may at any time and from time to time repay the Loans, in whole or in part, without premium or penalty, except for payments required pursuant to Section 2.3(d) below, upon at least four (4) Business Days' irrevocable notice to the Administrative Agent with respect to LIBOR Rate Loans denominated in an Alternative Currency, upon at least three (3) Business Days' irrevocable notice to the Administrative Agent with respect to LIBOR Rate Loans denominated in Dollars and same Business Day prior to 11:00 a.m. Charlotte, North Carolina time, irrevocable notice with respect to Base Rate Loans, in the form attached hereto as Exhibit D (a "Notice of Repayment") specifying the date and amount of repayment and whether the repayment is of LIBOR Rate Loans denominated in an Alternative Currency, LIBOR Rate Loans denominated in Dollars, Base Rate Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of such

Notice of Repayment, the Administrative Agent shall promptly notify each Lender. If any such Notice of Repayment is given, the amount specified in such notice shall be due and payable on the date set forth in such notice. Partial repayments shall be in an aggregate amount of $500,000 or a whole multiple of $250,000 in excess thereof with respect to Base Rate Loans, and $3,000,000 or a whole multiple of $1,000,000 in excess thereof with respect to LIBOR Rate Loans; provided, that with respect to Alternative Currency Loans, partial repayments shall be made in an Alternative Currency Amount equal to $3,000,000 or a whole multiple of $1,000,000 in excess thereof. Each such repayment shall be accompanied by any amount required to be paid pursuant to Section 4.9 hereof.

     (d) Limitation on Repayment of LIBOR Rate Loans. The Borrower may not repay any LIBOR Rate Loan on any day other than on the last day of the Interest Period applicable thereto unless such repayment is accompanied by any amount required to be paid pursuant to Section 4.9 hereof.

     SECTION 2.4 Notes. Each Lender's Loans and the obligation of the Borrower to repay such Loans shall be evidenced by a separate Note executed by the Borrower payable to the order of such Lender representing the Borrower's obligation to pay such Lender's Commitment or, if less, the aggregate unpaid principal amount of all Loans made and to be made by such Lender to the Borrower hereunder, plus interest and all other fees, charges and other amounts due thereon. Each Note shall be dated the date hereof and shall bear interest on the unpaid principal amount thereof at the applicable interest rate specified in
Section 4.1.

     SECTION 2.5 Permanent Reduction of the Aggregate Commitment.

     (a) Voluntary Reduction. The Borrower shall have the right at any time and from time to time, upon at least five (5) Business Days prior written notice to the Administrative Agent, to permanently reduce, without premium or penalty, (i) the entire Aggregate Commitment at any time or (ii) portions of the Aggregate Commitment, from time to time, in an aggregate principal amount not less than $5,000,000 or any whole multiple of $5,000,000 in excess thereof. To the extent that the Aggregate Commitment is reduced to an amount below the Alternative Currency Commitment, there shall be a corresponding permanent reduction of the Alternative Currency Commitment, to the amount of the Aggregate Commitment as so reduced.

     (b) Mandatory Permanent Reduction. The Aggregate Commitment shall be permanently reduced by the following amounts: (i) 100% of the Net Cash Proceeds received by the Borrower or any of its Subsidiaries from any issuance of Debt for borrowed money (other than Debt permitted pursuant to Section 10.1), (ii) 100% of the Net Cash Proceeds received by the Borrower or any of its Subsidiaries in connection with any sale of assets (including its equity ownership in any Person) not permitted pursuant to Section 10.6 (a) through (d); provided, that this clause (ii) shall not apply to the first $2,000,000 of any such Net Cash Proceeds received in any Fiscal Year, and (iii) 100% of the Net Cash Proceeds received by the Borrower or any of its Subsidiaries under any policy of insurance of such Person or in connection with any condemnation proceeding involving property of such Person, unless, so long as no Default or Event of Default has occurred and is continuing, such Net Cash Proceeds are utilized by the Borrower within three hundred sixty-five (365) days of receipt of such Net Cash Proceeds to replace or repair any of its assets damaged in connection with the related claim or proceeding; provided, that this clause (iii) shall not apply to the first $2,000,000 of any such Net Cash Proceeds received in any Fiscal Year.

     (c) Each permanent reduction permitted or required pursuant to this Section
2.5 shall be accompanied by a payment of principal sufficient to reduce the aggregate outstanding Extensions of Credit of the Lenders after such reduction to the Aggregate Commitment as so reduced and if the Aggregate Commitment as so reduced is less than the aggregate amount of all outstanding Letters of Credit, the Borrower shall be required to deposit in a cash collateral account opened by the Borrower with the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Any reduction of the Aggregate Commitment to zero shall be accompanied by payment of all outstanding Obligations (and furnishing of cash collateral satisfactory to the Administrative Agent for all L/C Obligations) and shall result in the termination of the Commitments and Credit Facility. Such cash collateral shall be applied in accordance with Section 11.2(b). If the reduction of the Aggregate Commitment requires the repayment of any LIBOR Rate Loan, such repayment shall be accompanied by any amount required to be paid pursuant to Section 4.9 hereof.

     SECTION 2.6 Termination of Credit Facility. The Credit Facility shall terminate on the earliest of (a) September __, 2001, (b) the date of termination by the Borrower pursuant to Section 2.5(a), and (c) the date of termination by the Administrative Agent on behalf of the Lenders pursuant to Section 11.2(a).

     SECTION 2.7 Use of Proceeds. The Borrower shall use the proceeds of the Extensions of Credit to refinance existing Debt, and for working capital and general corporate requirements of the Borrower and its Subsidiaries, including acquisitions permitted hereunder and the payment of fees and expenses incurred in connection with the transactions.

                                   ARTICLE III

                            LETTER OF CREDIT FACILITY

     SECTION 3.1 L/C Commitment. Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Lenders set forth in
Section 3.4(a), agrees to issue documentary and standby letters of credit ("Letters of Credit") for the account of the Borrower on any Business Day from the Closing Date through but not including the Revolving Credit Termination Date in such form as may be approved from time to time by the Issuing Lender; provided, that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (a) the L/C Obligations would exceed the lesser of (i) the L/C Commitment or (ii) the Aggregate Commitment less the sum of the Dollar Amount of the aggregate principal amount of all outstanding Extensions of Credit or (b) the Available Commitment of any Lender would be less than zero. Each Letter of Credit shall (i) if standby, be denominated in Dollars in a minimum amount of $100,000 and if commercial, be denominated in Dollars in a minimum amount of $25,000, (ii) be a standby or documentary letter of credit issued to support obligations of the Borrower or any of its Subsidiaries, contingent or otherwise, incurred in the ordinary course of business, (iii) expire on a date satisfactory to the Issuing Lender, which date shall be no later than the earlier of (A) one year from the date of issuance and (B) the Revolving Credit Termination Date (provided that the Letter of Credit in the amount of $1,000,000 issued in favor of Polester Fifth Property Associates shall expire on 12/20/99) and (iv) be subject to the Uniform Customs and, to the extent not inconsistent therewith, the laws of the State of North Carolina. The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any Applicable Law. References herein to "issue" and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any existing Letters of Credit, unless the context otherwise requires.

     SECTION 3.2 Procedure for Issuance of Letters of Credit. The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit, on behalf of the Borrower or on behalf of any of its Subsidiaries; provided that for any Letter of Credit issued on behalf of any of its Subsidiaries, the Borrower shall be the applicant with the Subsidiary as the co-applicant, by delivering to the Issuing Lender at the Administrative Agent's address, an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Application, the Issuing Lender shall process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall, subject to Section 3.1 and Article V hereof, promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than two (2) Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Issuing Lender and the Borrower. The Issuing Lender shall furnish to the Borrower a copy of such Letter of Credit and notify each Lender of the issuance of such Letter of Credit and upon request from any Lender, furnish to such Lender a copy of such Letter of Credit and the amount of each Lender's L/C Participation therein, all promptly following the issuance of such Letter of Credit.

     SECTION 3.3 Commissions and Other Charges.

     (a) The Borrower shall pay to the Administrative Agent, for the account of the Issuing Lender and the L/C Participants, a letter of credit commission with respect to each Letter of Credit in an amount equal to the face amount of such Letter of Credit multiplied by the Applicable Margin (determined on a per annum basis). Such commission shall be payable quarterly in arrears on the last Business Day of each calendar quarter and on the Revolving Credit Termination Date.

     (b) The Administrative Agent shall, promptly following its receipt thereof, distribute to the Issuing Lender and the L/C Participants all such commissions in accordance with the following: (i) to the Issuing Lender an amount equal to the face amount of each Letter of Credit multiplied by 0.125% (determined on a per annum basis) and (ii) to the Issuing Lender and the L/C Participants, the remainder to be distributed ratably among them.

     (c) In addition to the foregoing commissions, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.

     SECTION 3.4 L/C Participations.

     (a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant's own account and risk an undivided interest equal to such L/C Participant's Commitment Percentage in the Issuing Lender's obligations and rights under each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender's address for notices specified herein an amount equal to such L/C Participant's Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.

     (b) Upon becoming aware of any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit, the Issuing Lender shall notify each L/C Participant of the amount and due date of such required payment and such L/C Participant shall pay to the Issuing Lender the amount specified on the applicable due date. If any such amount is paid to the Issuing Lender after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand, in addition to such amount, the product of (i) such amount, times (ii) the daily average Federal Funds Rate as determined by the Administrative Agent during the period from and including the date such payment is due to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. A certificate of the Issuing Lender with respect to any amounts owing under this Section 3.4(b) shall be conclusive in the absence of manifest error. With respect to payment to the Issuing Lender of the unreimbursed amounts described in this Section 3.4(b), if the L/C Participants receive notice that any such payment is due (A) prior to 1:00 p.m. (Charlotte time) on any Business Day, such payment shall be due that Business Day, and (B) after 1:00 p.m. (Charlotte time) on any Business Day, such payment shall be due on the following Business Day.

     (c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its Commitment Percentage of such payment in accordance with this Section 3.4, the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

     SECTION 3.5 Reimbursement Obligation of the Borrower. The Borrower agrees to reimburse the Issuing Lender on each date on which the Issuing Lender notifies the Borrower of the date and amount of a draft or drawing paid under any Letter of Credit for the amount of (a) such draft or drawing, as applicable, so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment. Each such payment shall be made to the Issuing Lender at its address for notices specified herein in Dollars and in immediately available funds. Interest shall be payable on any and all amounts remaining unpaid by the Borrower under this Article III from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full at the rate which would be payable on any outstanding Base Rate Loans which were then overdue. If the Borrower fails to timely reimburse the Issuing Lender on the date the Borrower receives the notice referred to in this Section 3.5, the Borrower shall be deemed to have timely given a Notice of Borrowing hereunder to the Administrative Agent requesting the Lenders to make a Base Rate Loan on such date in an amount equal to the amount of such drawing and, regardless of whether or not the conditions precedent specified in Article V have been satisfied, the Lenders shall make Base Rate Loans in such amount, the proceeds of which shall be applied to reimburse the Issuing Lender for the amount of the related drawing and costs and expenses.

     SECTION 3.6 Obligations Absolute. The Borrower's obligations under this
Article III (including without limitation the Reimbursement Obligation) shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Borrower may have or have had against the Issuing Lender or any beneficiary of a Letter of Credit. The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower's Reimbursement Obligation under
Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by the Issuing Lender's gross negligence or willful misconduct. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Customs and, to the extent not inconsistent therewith, the UCC shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.

     SECTION 3.7 Effect of Application. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Article III, the provisions of this Article III shall apply.

                                   ARTICLE IV

                             GENERAL LOAN PROVISIONS

     SECTION 4.1 Interest.

     (a) Interest Rate Options. Subject to the provisions of this Section 4.1, at the election of the Borrower, the aggregate principal balance of (i) the Loans or any portion thereof denominated in Dollars shall bear interest at (A) the Base Rate or (B) the LIBOR Rate plus the Applicable Margin as set forth in
Section 4.1(c) and (ii) the Loans, or any portion thereof, denominated in an Alternative Currency shall bear interest at the LIBOR Rate plus the Applicable Margin as set forth in Section 4.1(c); provided that the LIBOR Rate shall not be available until three (3) Business Days after the Closing Date. The Borrower shall select the rate of interest and Interest Period, if any, applicable to any Loan at the time a Notice of Borrowing is given pursuant to Section 2.2 or at the time a Notice of Conversion/Continuation is given pursuant to Section 4.2. Each Loan or portion thereof bearing interest based on the Base Rate shall be a "Base Rate Loan", each Loan or portion thereof bearing interest based on the LIBOR Rate shall be a "LIBOR Rate Loan." Any Loan or any portion thereof as to which the Borrower has not duly specified an interest rate as provided herein shall be deemed a Base Rate Loan denominated in Dollars.

     (b) Interest Periods. In connection with each LIBOR Rate Loan, the Borrower, by giving notice at the times described in Section 4.1(a), shall elect an interest period (each, an "Interest Period") to be applicable to such Loan, which Interest Period shall be a period of one (1), two (2), three (3), or six
(6) months with respect to each LIBOR Rate Loan; provided that:

          (i) the Interest Period shall commence on the date of advance of or conversion to any LIBOR Rate Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the next preceding Interest Period expires;

          (ii) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, that if any Interest Period with respect to a LIBOR Rate Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

          (iii) any Interest Period with respect to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;

          (iv) no Interest Period shall extend beyond the Revolving Credit Termination Date; and

          (v) there shall be no more than six (6) Interest Periods outstanding at any time.

     (c) Applicable Margin. The Applicable Margin provided for in Section 4.1(a) with respect to Libor Rate Loans (the "Applicable Margin") shall (i) on the Closing Date equal the percentages set forth in the certificate delivered pursuant to Section 5.2(e)(ii); and (ii) for each fiscal quarter thereafter be determined by reference to the Leverage Ratio as of the end of the fiscal quarter immediately preceding the delivery of the applicable Officer's Compliance Certificate as follows:

                         Leverage                              Applicable
                           Ratio                                 Margin
                           -----                                 ------

           Greater than or equal to 2.00 to 1.00                 1.50%
            Less than 2.00 to 1.00 but greater                   1.375%
               than or equal to 1.50 to 1.00
            Less than 1.50 to 1.00 but greater                   1.250%
               than or equal to 1.00 to 1.00
                  Less than 1.00 to 1.00                         1.125%


Adjustments, if any, in the Applicable Margin shall be made by the Administrative Agent on the fifth (5th) Business Day after receipt by the Administrative Agent of the financial statements required pursuant to Section
7.1 or 7.2, as the case may be, for the Borrower and its Subsidiaries and the accompanying Officer's Compliance Certificate setting forth the Leverage Ratio of the Borrower and its Subsidiaries as of the most recent fiscal quarter end. Subject to Section 4.1(d), in the event the Borrower fails to deliver such financial statements and certificate within the time required by Sections 7.1 and 7.2 hereof, the Applicable Margin shall be the highest Applicable Margin set forth above until the fifth (5th) Business Day after receipt by the Administrative Agent of such financial statements and certificate. Notwithstanding any of the foregoing to the contrary, the Applicable Margin shall be recalculated and adjusted by the Administrative Agent on the fifth
(5th) Business Day following the date of any withdrawal by the Borrower of funds from the Investment Account permitted by the Pledge Agreement.

     (d) Default Rate. Subject to Section 11.3, at the discretion of the Administrative Agent and Required Lenders, upon the occurrence and during the continuance of an Event of Default, (i) the Borrower shall no longer have the option to request LIBOR Rate Loans, (ii) all outstanding LIBOR Rate Loans shall bear interest at a rate per annum two percent (2%) in excess of the rate then applicable to LIBOR Rate Loans, as applicable, until the end of the applicable Interest Period and thereafter at a rate equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans, and (iii) all outstanding Base Rate Loans shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate then applicable to Base Rate

Loans. Interest shall continue to accrue on the Notes after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign.

     (e) Interest Payment and Computation. Interest on each Base Rate Loan shall be payable in arrears on the last Business Day of each calendar quarter commencing September 30, 1998; and interest on each LIBOR Rate Loan shall be payable on the last day of each Interest Period applicable thereto, and if such Interest Period extends over three (3) months, at the end of each three (3) month interval during such Interest Period. Interest on LIBOR Rate Loans (except for Alternative Currency Loans denominated in Pounds Sterling which shall be computed on the basis of 365/366-day year) and all fees payable hereunder shall be computed on the basis of a 360-day year and assessed for the actual number of days elapsed and interest on Base Rate Loans shall be computed on the basis of a 365/66-day year and assessed for the actual number of days elapsed.

     (f) Maximum Rate. In no contingency or event whatsoever shall the aggregate of all amounts (including all fees) deemed interest hereunder or under any of the Notes charged or collected pursuant to the terms of this Agreement or pursuant to any of the Notes exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that amounts (including all fees) that the Lenders have charged or received that are deemed to be interest hereunder exceed the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Administrative Agent's option (i) promptly refund to the Borrower any amounts (including fees) that are deemed to be interest and received by Lenders in excess of the maximum lawful rate or (ii) shall apply such excess to the principal balance of the Obligations. It is the intent hereof that the Borrower not pay or contract to pay, and that neither the Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, any amounts (including all fees) that are deemed to be interest in excess of that which may be paid by the Borrower under Applicable Law.

     SECTION 4.2 Notice and Manner of Conversion or Continuation of Loans. Provided that no Event of Default has occurred and is then continuing, the Borrower shall have the option to (a) convert, at any time following the third Business Day after the Closing Date, all or any portion of its outstanding Base Rate Loans in a principal amount equal to $3,000,000 or any whole multiple of $1,000,000 in excess thereof into one or more LIBOR Rate Loans denominated in Dollars, (b) upon the expiration of any Interest Period, convert all or any part of its outstanding LIBOR Rate Loans denominated in Dollars in a principal amount equal to $500,000 or a whole multiple of $250,000 in excess thereof into Base Rate Loans or (c) upon the expiration of any Interest Period, continue any LIBOR Rate Loan denominated in any Permitted Currency in a principal amount of $3,000,000 or any whole multiple of $1,000,000 in excess thereof (or with respect to LIBOR Rate Loans denominated in an Alternative Currency, the Alternative Currency Amount in each case thereof) as a LIBOR Rate Loan in the same Permitted Currency. Whenever the Borrower desires to convert or continue Loans as provided above, the Borrower shall give the Administrative Agent irrevocable prior written notice in the form attached as Exhibit E (a "Notice of Conversion/Continuation") not later than 11:00 a.m.

(Charlotte time) four (4) Business Days (with respect to any Loan denominated in an Alternative Currency) and three (3) Business Days (with respect to any Loan denominated in Dollars) before the day on which a proposed conversion or continuation of such Loan is to be effective specifying (A) the Loans to be converted or continued the Permitted Currency in which such Loan is denominated, and, in the case of any LIBOR Rate Loan to be converted or continued, the last day of the Interest Period therefor, (B) the effective date of such conversion or continuation (which shall be a Business Day), (C) the principal amount of such Loans to be converted or continued, and (D) the Interest Period to be applicable to such converted or continued LIBOR Rate Loan. The Administrative Agent shall promptly notify the Lenders of such Notice of Conversion/Continuation.

     SECTION 4.3 Fees.

     (a) Commitment Fee. Commencing on the Closing Date, the Borrower shall pay to the Administrative Agent, for the account of the Lenders, a non-refundable commitment fee at a rate per annum on the average daily unused portion of the Aggregate Commitment, determined for each fiscal quarter by reference to the Leverage Ratio as shown on the Officer's Compliance Certificate for the immediately preceding fiscal quarter or Fiscal Year end, as applicable, (or, with respect to the commitment fee for the period from the closing date through and including September 30, 1998, by reference to the Leverage Ratio set forth in the certificate provided by the Borrower pursuant to Section 5.2(e)(ii)) as follows:

                      Leverage Ratio                            Commitment Fee
                      --------------                            --------------
         Greater than or equal to 2.00 to 1.00                      0.325%
         Less than 2.00 to 1.00 but greater                         0.300%
                  than or equal to 1.50 to 1.00
         Less than 1.50 to 1.00 but greater                         0.275%
                  than or equal to 1.00 to 1.00
         Less than 1.00 to 1.00                                     0.250%

The commitment fee shall be payable in arrears on the last Business Day of each calendar quarter during the term of this Agreement commencing with the payment due on September 30, 1998 and on the Revolving Credit Termination Date. Adjustments, if any, in the commitment fee shall be made by the Administrative Agent on the fifth (5th) Business Day after receipt by the Administrative Agent of quarterly financial statements for the Borrower and its Subsidiaries and the accompanying Officer's Compliance Certificate setting forth the Leverage Ratio of the Borrower and its Subsidiaries as of the most recent fiscal quarter end. In the event the Borrower fails to deliver such financial statements and certificate within the time required by Sections 7.1 and 7.2 hereof, the commitment fee shall be the highest commitment fee set forth above until the fifth (5th) Business Day after receipt by the Administrative Agent of such financial statements and certificate. Such commitment fee shall be distributed by the Administrative Agent to the Lenders pro rata in accordance with the Lenders' respective Commitment Percentages.

     (b) Upfront Fee. To compensate the Lenders for making the Commitments to the Credit Facility, the Borrower agrees to pay to the Administrative Agent, for the ratable benefit of the Lenders, the "Upfront Fee" described in the Fee Letter.

     (c) Administrative Agent's and Other Fees. In order to compensate the Administrative Agent and its Affiliates for structuring and syndicating the Loans and for its obligations hereunder, the Borrower agrees to pay to the Administrative Agent, for the account of itself and its Affiliates, the fees set forth in the Fee Letter.

     SECTION 4.4 Manner of Payment.

     (a) Loans Denominated in Dollars. Each payment (including repayments described in Article II) by the Borrower on account of the principal of or interest on the Loans denominated by Dollars or of any fee, commission or other amounts (including the Reimbursement Obligation) payable to the Lenders under this Agreement or any Note (except as set forth in Section 4.4(b)) shall be made in Dollars not later than 1:00 p.m. (Charlotte time) on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent's Office for the account of the Lenders (other than as set forth below) pro rata in accordance with their respective Commitment Percentages (other than as specified below in Section 4.4(c)), in immediately available funds and shall be made without any set-off, counterclaim or deduction whatsoever. Any payment received after such time but before 2:00 p.m. (Charlotte time) on such day shall be deemed a payment on such date for the purposes of Section 11.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 2:00 p.m. (Charlotte time) shall be deemed to have been made on the next succeeding Business Day for all purposes.

     (b) Alternative Currency Loans. Each payment (including repayments described in Article II) by the Borrower on account of the principal of or interest on the Loans denominated in any Alternative Currency shall be made in such Alternative Currency not later than 11:00 a.m. (the time of the Administrative Agent's Correspondent) on the date specified for payment under this Agreement to the Administrative Agent's account with the Administrative Agent's Correspondent for the account of the Lenders (other than as set forth below) pro rata in accordance with their respective Commitment Percentages (other than as set forth below in Section 4.4(c)) in immediately available funds, and shall be made without any set-off, counterclaim or deduction whatsoever. Any payment received after such time but before 12:00 noon (the time of the Administrative Agent's Correspondent) on such day shall be deemed a payment on such date for the purposes of Section 11.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 12:00 noon (the time of the Administrative Agent's Correspondent) shall be deemed to have been made on the next succeeding Business Day for all purposes.

     (c) Pro Rata Treatment. Upon receipt by the Administrative Agent of each such payment, the Administrative Agent shall distribute to each Lender at its address for notices set forth herein its pro rata share of such payment in accordance with such Lender's Commitment Percentage (except as specified below) and shall wire advice of the amount of such credit to each Lender. Each payment to the Administrative Agent of the Issuing Lender's fees or L/C Participants' commissions shall be made in like manner, but for the account of the Issuing Lender or the L/C Participants, as the case may be. Each payment to the Administrative Agent of Administrative Agent's fees or expenses shall be made for the account of the Administrative

Agent and any amount payable to any Lender under Sections 4.8, 4.9, 4.10, 4.11 or 13.2 shall be paid to the Administrative Agent for the account of the applicable Lender. Subject to Section 4.1(b)(ii) in any payment under this Agreement or any Note shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment.

     SECTION 4.5 Crediting of Payments and Proceeds. In the event that the Borrower shall fail to pay any of the Obligations when due and the Obligations have been accelerated pursuant to Section 11.2, all payments received by the Lenders upon the Notes and the other Obligations and all net proceeds from the enforcement of the Obligations shall be applied first to all expenses then due and payable by the Borrower hereunder, then to all indemnity obligations then due and payable by the Borrower hereunder, then to all Administrative Agent's and Issuing Lender's fees then due and payable, then to all commitment and other fees and commissions then due and payable, then to accrued and unpaid interest on the Notes, the Reimbursement Obligation and any termination payments due in respect of a Hedging Agreement with any Lender or any Affiliate thereof (which such Hedging Agreement is permitted or required hereunder) (pro rata in accordance with all such amounts due), then to the principal amount of the Notes and Reimbursement Obligation and then to the cash collateral account described in Section 11.2(b) hereof to the extent of any L/C Obligations then outstanding, in that order.

     SECTION 4.6 Adjustments. If any Lender (a "Benefited Lender") shall at any time receive any payment of all or part of the Obligations owing to it, or interest thereon, or if any Lender shall at any time receive any collateral in respect to the Obligations owing to it (whether voluntarily or involuntarily, by set-off or otherwise) in a greater proportion than any such payment to and collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders such portion of each such other Lender's Extensions of Credit, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned to the extent of such recovery, but without interest. The Borrower agrees that each Lender so purchasing a portion of another Lender's Extensions of Credit may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

     SECTION 4.7 Nature of Obligations of Lenders Regarding Extensions of Credit; Assumption by the Administrative Agent. The obligations of the Lenders under this Agreement to make the Loans and issue or participate in Letters of Credit are several and are not joint or joint and several. Unless the Administrative Agent shall have received notice from a Lender prior to a proposed borrowing date that such Lender will not make available to the Administrative Agent such Lender's ratable portion of the amount to be borrowed on such date (which notice shall not release such Lender of its obligations hereunder), the Administrative

Agent may assume that such Lender has made such portion available to the Administrative Agent on the proposed borrowing date in accordance with Section 2.2(b) and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If such amount is made available to the Administrative Agent on a date after such borrowing date, such Lender shall pay to the Administrative Agent on demand an amount, until paid, equal to (a) with respect to a Loan denominated in Dollars, the product of
(i) the amount not made available by such Lender in accordance with the terms hereof, times (ii) the daily average Federal Funds Rate during such period as determined by the Administrative Agent, times (iii) a fraction the numerator of which is the number of days that elapse from and including such borrowing date to the date on which such amount not made available by such Lender in accordance with the terms hereof shall have become immediately available to the Administrative Agent and the denominator of which is 360 and (b) with respect to a Loan denominated in an Alternative Currency the amount not made available by such Lender in accordance with the terms hereof and interest thereon at a rate per annum equal to the Administrative Agent's aggregate marginal cost (including the cost of maintaining any required reserves or deposit insurance and of any fees, penalties, overdraft charges or other costs or expenses incurred by the Administrative Agent as a result of the failure to deliver funds hereunder) of carrying such amount. A certificate of the Administrative Agent with respect to any amounts owing under this Section shall be conclusive, absent manifest error. If such Lender's Commitment Percentage of such borrowing is not made available to the Administrative Agent by such Lender within three (3) Business Days of such borrowing date, the Administrative Agent shall be entitled to recover such amount made available by the Administrative Agent with interest thereon at the rate per annum applicable to Base Rate Loans hereunder, on demand, from the Borrower. The failure of any Lender to make available its Commitment Percentage of any Loan requested by the Borrower shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Commitment Percentage of such Loan available on the borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Commitment Percentage of such Loan available on the borrowing date.

     SECTION 4.8 Changed Circumstances.

     (a) Circumstances Affecting LIBOR Rate and Alternative Currency Availability. If with respect to any Interest Period the Administrative Agent or any Lender (after consultation with the Administrative Agent) shall determine that (i) by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in eurodollars or an Alternative Currency in the applicable amounts are not being quoted via Dow Jones Markets screen 3750 or offered to the Administrative Agent or such Lender for such Interest Period,
(ii) a fundamental change has occurred in the foreign exchange or interbank markets with respect to any Alternative Currency (including, without limitation, changes in national or international financial, political or economic conditions or currency exchange rates or exchange controls) or (iii) it has become otherwise materially impractical for the Administrative Agent or the Lenders to make such Loan in an Alternative Currency, then the Administrative Agent shall forthwith give notice thereof to the Borrower. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, the obligation of the Lenders to make LIBOR Rate Loans or Alternative Currency Loan, as applicable, and the right of the Borrower to convert any Loan to or continue any Loan as a LIBOR Rate Loan or Alternative Currency Loan, as applicable, shall be suspended, and the Borrower shall repay in full (or cause to be repaid in full) the then outstanding principal amount of each such LIBOR Rate Loan or Alternative Currency Loan, as applicable, together with accrued interest thereon, on the last day of the then current Interest Period applicable to such LIBOR Rate Loan or Alternative Currency Loan, as applicable, or convert the then outstanding principal amount of each such LIBOR Rate Loan or Alternative Currency Loan, as applicable, to a Base Rate Loan as of the last day of such Interest Period.

     (b) Laws Affecting LIBOR Rate and Alternative Currency Availability. If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any LIBOR Rate Loan or any Alternative Currency Loan, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower and the other Lenders. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, (i) the obligations of the Lenders to make LIBOR Rate Loans or Alternative Currency Loans, as applicable, and the right of the Borrower to convert any Loan or continue any Loan as a LIBOR Rate Loan or Alternative Currency Loans, as applicable, shall be suspended and thereafter the Borrower may select only Base Rate Loans hereunder, and (ii) if any of the Lenders may not lawfully continue to maintain a LIBOR Rate Loan or Alternative Currency Loans, as applicable, to the end of the then current Interest Period applicable thereto as a LIBOR Rate Loan or Alternative Currency Loans, as applicable, the applicable LIBOR Rate Loan or Alternative Currency Loans, as applicable, shall immediately be converted to a Base Rate Loan for the remainder of such Interest Period.

     (c) Increased Costs. If, after the date hereof, the introduction of, or any change in, any Applicable Law, or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of such Governmental Authority, central bank or comparable agency:

          (i) shall subject any of the Lenders (or any of their respective Lending Offices) to any tax, duty or other charge with respect to any Note, Letter of Credit or Application or shall change the basis of taxation of payments to any of the Lenders (or any of their respective Lending Offices) of the principal of or interest on any Note, Letter of Credit or Application or any other amounts due under this Agreement in respect thereof (except for changes in the rate of tax on the overall net income of any of the Lenders or any of their respective Lending Offices imposed by the jurisdiction in which such Lender is organized or is or should be qualified to do business or such Lending Office is located); or

          (ii) shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit, insurance or capital or similar requirement against assets of, deposits with or for the account of, or credit extended by any of the Lenders (or any of their respective Lending Offices) or shall impose on any of the Lenders (or any of their respective Lending Offices) or the foreign exchange and interbank markets any other condition affecting any Note;

and the result of any of the foregoing is to increase the costs to any of the Lenders of maintaining any LIBOR Rate Loan or Alternative Currency Loan as applicable, or issuing or participating in Letters of Credit or to reduce the yield or amount of any sum received or receivable by any of the Lenders under this Agreement or under the Notes in respect of a LIBOR Rate Loan or Alternative Currency Loan, as applicable, or Letter of Credit or Application, then such Lender shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify the Borrower of such fact and demand compensation therefor and, within fifteen (15) days after such notice by the Administrative Agent, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or Lenders for such increased cost or reduction. The Administrative Agent will promptly notify the Borrower of any event of which it has knowledge which will entitle such Lender to compensation pursuant to this
Section 4.8(c), provided, that the Administrative Agent shall incur no liability whatsoever to the Lenders or the Borrower in the event it fails to do so. The amount of such compensation shall be determined, in the applicable Lender's sole discretion, based upon the assumption that such Lender funded its Commitment Percentage of the LIBOR Rate Loans or Alternative Currency Loans, as applicable in the London interbank market and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical. A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error.

     SECTION 4.9 Indemnity. The Borrower hereby indemnifies each of the Lenders against any loss or expense (including without limitation any foreign exchange costs) which may arise or be attributable to each Lender's obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan (a) as a consequence of any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a LIBOR Rate Loan, (b) due to any failure of the Borrower to borrow on a date specified therefor in a Notice of Borrowing or Notice of Continuation/Conversion or (c) due to any payment, prepayment or conversion of any LIBOR Rate Loan on a date other than the last day of the Interest Period therefor. The amount of such loss or expense shall be determined, in the applicable Lender's sole discretion, based upon the assumption that such Lender funded its Commitment Percentage of the LIBOR Rate Loans in the London interbank market and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical. A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error.

     SECTION 4.10 Capital Requirements. If either (a) the introduction of, or any change in, or in the interpretation of, any Applicable Law or (b) compliance with any guideline or request from any central bank or comparable agency or other Governmental Authority (whether or not having the force of law), has or would have the effect of reducing the rate of return on the capital of, or has affected or would affect the amount of capital required to be maintained by, any Lender or any corporation controlling such Lender as a consequence of, or with reference to the Commitments and other commitments of this type, below the rate which the Lender or such other corporation could have achieved but for such introduction, change or compliance, then within five (5) Business Days after written demand by any such Lender, the Borrower shall pay to such Lender from time to time as specified by such Lender additional amounts sufficient to compensate such Lender or other corporation for such reduction. A certificate as to such amounts submitted to the Borrower and the Administrative Agent by such Lender, shall, in the absence of manifest error, be presumed to be correct and binding for all purposes.

     SECTION 4.11 Taxes.

     (a) Payments Free and Clear. Any and all payments by the Borrower hereunder or under the Notes or the Letters of Credit shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholding, and all liabilities with respect thereto excluding, (i) in the case of each Lender and the Administrative Agent, income and franchise taxes imposed by the jurisdiction under the laws of which such Lender or the Administrative Agent (as the case may be) is organized or is or should be qualified to do business or any political subdivision thereof and (ii) in the case of each Lender, income and franchise taxes imposed by the jurisdiction of such Lender's Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note or Letter of Credit to any Lender or the Administrative Agent, (A) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.11) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the amount such party would have received had no such deductions been made, (B) the Borrower shall make such deductions, (C) the Borrower shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law, and (D) the Borrower shall deliver to the Administrative Agent evidence of such payment to the relevant taxing authority or other authority in the manner provided in Section 4.11(d).

     (b) Stamp and Other Taxes. In addition, the Borrower shall pay any present or future stamp, registration, recordation or documentary taxes or any other similar fees or charges or excise or property taxes, levies of the United States or any state or political subdivision thereof or any applicable foreign jurisdiction which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Loans, the Letters of Credit, the other Loan Documents, or the perfection of any rights or security interest in respect thereto (hereinafter referred to as "Other Taxes").

     (c) Indemnity. The Borrower shall indemnify each Lender and the Administrative Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 4.11) paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Such indemnification shall be made within thirty (30) days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor.

     (d) Evidence of Payment. Within thirty (30) days after the date of any payment of Taxes or Other Taxes, the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 13.1, the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment satisfactory to the Administrative Agent.

     (e) Delivery of Tax Forms. Each Lender organized under the laws of a jurisdiction other than the United States or any state thereof shall deliver to the Borrower, with a copy to the Administrative Agent, on the Closing Date or concurrently with the delivery of the relevant Assignment and Acceptance, as applicable, (i) two United States Internal Revenue Service Forms 4224 or Forms 1001, as applicable (or successor forms) properly completed and certifying in each case that such Lender is entitled to a complete exemption from withholding or deduction for or on account of any United States federal income taxes, and
(ii) an Internal Revenue Service Form W-8 or W-9 or successor applicable form, as the case may be, to establish an exemption from United States backup withholding taxes. Each such Lender further agrees to deliver to the Borrower, with a copy to the Administrative Agent, a Form 1001 or 4224 and Form W-8 or W-9, or successor applicable forms or manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower, certifying in the case of a Form 1001 or 4224 that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes (unless in any such case an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders such forms inapplicable or the exemption to which such forms relate unavailable and such Lender notifies the Borrower and the Administrative Agent that it is not entitled to receive payments without deduction or withholding of United States federal income taxes) and, in the case of a Form W-8 or W-9, establishing an exemption from United States backup withholding tax.

     (f) Survival. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 4.11 shall survive the payment in full of the Obligations and the termination of the Commitments.

     SECTION 4.12 Security. The Obligations of the Borrower shall be secured as provided in the Security Documents.

     SECTION 4.13. Mandatory Redenomination of Alternative Currency Loans.

     (a) If any LIBOR Rate Loan is required to be converted to a Base Rate Loan pursuant to Section 4.1(d), Section 4.8 or any other applicable provision hereof, such Loan shall be funded in Dollars in an amount equal to the Dollar Amount of such Loan, all subject to the provisions of

Section 2.3(c). The Borrower shall reimburse the Lenders upon any such conversion for any amounts required to be paid under Section 4.9 hereof.

     (b) If, as result of the implementation of the European economic and monetary union ("EMU), (i) any Alternative Currency ceases to be lawful currency of the nation issuing such currency and is replaced by a European common currency (the "Euro") or (ii) any Alternative Currency and the Euro are at the same time recognized by any governmental authority of the nation issuing such Alternative Currency as lawful currency of such nation, then any amount payable hereunder by the Borrower in such Alternative Currency shall instead be payable in the Euro and the amount so payable shall be determined by translating the amount so payable in such other Alternative Currency to the Euro at the exchange rate recognized by the European central bank (or such other governmental or regulatory authority designated by the EMU for establishing such exchange rate) for the purpose of implementing the EMU. Prior to the occurrence of the event or events described in clause (i) or (ii) of the preceding sentence, each amount payable hereunder in any Alternative Currency will, except as otherwise provided herein, continue to be payable only in that Alternative Currency.

     (c) The terms and provision of this Agreement will be subject to such reasonable changes of construction as determined by the Administrative Agent (acting reasonably and in consultation with the Borrower) to reflect such implementation of the Euro and to put the Lenders and the Borrower in the same position, so far as possible, that they would have been if such implementation had not occurred. Except as provided in the foregoing provisions of this Section 4.13, no such implementation nor any economic consequences resulting therefrom shall give rise to any right to terminate, contest, cancel, modify or renegotiate the provisions of this Agreement.

     SECTION 4.14. Regulatory Limitation. In the event, as a result of increases in the value of Alternative Currencies against the Dollar or for any other reason, the obligation of any of the Lenders to make Loans (taking into account the Dollar Amount of the Obligations and all other indebtedness required to be aggregated under 12 U.S.C.A. ss.84, as amended, the regulations promulgated thereunder and any other Applicable Law) is determined by such Lender to exceed its then applicable legal lending limit under 12 U.S.C.A. ss.84, as amended, and the regulations promulgated thereunder, or any other Applicable Law, the amount of additional Extensions of Credit such Lender shall be obligated to make or issue or participate in hereunder shall immediately be reduced to the maximum amount which such Lender may legally advance (as determined by such Lender), the obligation of each of the remaining Lenders hereunder shall be proportionately reduced, based on their applicable Commitment Percentages and, to the extent necessary under such laws and regulations (as determined by each of the Lenders, with respect to the applicability of such laws and regulations to itself), and the Borrower shall reduce, or cause to be reduced, complying to the extent practicable with the remaining provisions hereof, the Obligations outstanding hereunder by an amount sufficient to comply with such maximum amounts.

                                    ARTICLE V

                  CLOSING; CONDITIONS OF CLOSING AND BORROWING

     SECTION 5.1 Closing. The closing shall take place at the offices of Kramer, Levin, Naftalis & Frankel, in New York, New York at 10:00 a.m. on September 11, 1998, or on such other date as the parties hereto shall mutually agree.

     SECTION 5.2 Conditions to Closing and Initial Extensions of Credit. The obligation of the Lenders to close this Agreement and to make the initial Loan or issue the initial Letter of Credit is subject to the satisfaction or waiver by the Administrative Agent and each of the Lenders party to the Credit Agreement on the Closing Date of each of the following conditions:

          (a) Executed Loan Documents. This Agreement, the Notes, the Guaranty Agreement (if any), the Pledge Agreement and the Security Agreement shall have been duly authorized, executed and delivered to the Administrative Agent by the parties thereto, shall be in full force and effect and no Default shall exist thereunder, and the Borrower shall have delivered original counterparts thereof to the Administrative Agent.

          (b) Closing Certificates; etc.

               (i) Officer's Certificate of the Borrower. The Administrative Agent shall have received a certificate from a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, to the effect that all representations and warranties of the Borrower contained in this Agreement and the other Loan Documents are true, correct and complete in all material respects; that the Borrower is not in violation of any of the covenants contained in this Agreement and the other Loan Documents; that, after giving effect to the transactions contemplated by this Agreement, no Default or Event of Default has occurred and is continuing; and that the Borrower has satisfied each of the closing conditions, unless any condition not satisfied has been waived by the Administrative Agent and each of the Lenders party to the Credit Agreement on the Closing Date.

               (ii) Certificate of Secretary of the Borrower. The Administrative Agent shall have received a certificate of the secretary or assistant secretary of the Borrower certifying as to the incumbency and genuineness of the signature of each officer of the Borrower executing Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the articles of incorporation (or equivalent thereof) of the Borrower and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation, (B) the bylaws (or equivalent thereof) of the Borrower as in effect on the date of such certifications, (C) resolutions duly adopted by the Board of Directors of the Borrower authorizing with respect to the Borrower, the borrowings contemplated hereunder and with respect to the Borrower the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and (D) each certificate required to be delivered pursuant to Section 5.2(b)(iii).

               (iii) Certificates of Good Standing. To the extent requested by the Administrative Agent, the Administrative Agent shall have received long-form certificates (or equivalent thereof) as of a recent date of the good standing of the Borrower under the laws of its jurisdiction of organization and each other jurisdiction where the Borrower is qualified to do business, and the Borrower shall use its reasonable efforts to obtain a certificate of the relevant taxing authorities of such jurisdictions certifying that the Borrower has filed required tax returns and owes no delinquent taxes.

               (iv) Opinions of Counsel. The Administrative Agent shall have received favorable opinions of counsel to the Borrower, addressed to the Administrative Agent and the Lenders with respect to the Borrower, the Loan Documents and such other matters as the Lenders shall reasonably request.

               (v) Tax Forms. The Administrative Agent shall have received copies of the United States Internal Revenue Service forms required by
          Section 4.11(e) hereof, if applicable.

          (c) Collateral.

               (i) Filings and Recordings. All filings and recordations that are necessary to perfect the security interests of the Lenders in the collateral described in the Security Documents shall have been, or will simultaneously with the transactions contemplated herein be, executed and delivered to the Administrative Agent for filing in all appropriate locations.

               (ii) Pledged Collateral. The Administrative Agent shall have received, where applicable, original stock certificates or other certificates evidencing the capital stock or other ownership interests pledged pursuant to the Pledge Agreement, together with an undated stock power for each such certificate duly executed in blank by the registered owner.

               (iii) Lien Search. The Administrative Agent shall have received the results of a Lien search (including a search as to judgments, pending litigation and tax matters) made against the Borrower under the Uniform Commercial Code (or applicable judicial docket) as in effect in any state in which any of its assets are located.

               (iv) Hazard and Liability Insurance. The Administrative Agent shall have received (i) a schedule of the Borrower's insurance described in Section 8.3 and (ii) certificates of insurance and evidence of payment of all insurance premiums for the current policy year of each.

          (d) Consents; Defaults.

               (i) Governmental and Third Party Approvals. The Borrower shall have obtained all necessary approvals, authorizations and consents of any Person and of all Governmental Authorities and courts having jurisdiction with respect to the transactions contemplated by this Agreement and the other Loan Documents.

               (ii) No Injunction, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby.

               (iii) No Event of Default. No Default or Event of Default shall have occurred and be continuing.

          (e) Financial Matters.

               (i) Financial Statements. The Administrative Agent shall have received the most recent audited Consolidated financial statements of the Borrower and its Subsidiaries, all in form and substance satisfactory to the Administrative Agent.

               (ii) Financial Condition Certificate. The Borrower shall have delivered to the Administrative Agent a certificate, in form and substance reasonably satisfactory to the Administrative Agent, and certified as accurate by a Responsible Officer, that (A) the Borrower and each of its Subsidiaries are each Solvent, (B) the Borrower's payables are current and not more than sixty (60) days past due, except for those payables that are being contested in good faith by appropriate proceedings, so long as adequate reserves are maintained with respect thereto in accordance with GAAP, (C) attached thereto is a pro forma balance sheet of the Borrower and its Subsidiaries setting forth on a pro forma basis the financial condition of the Borrower and its Subsidiaries on a Consolidated basis as of June 30, 1998, reflecting on a pro forma basis the effect of the transactions contemplated herein, including all fees and expenses in connection therewith, and evidencing compliance on a pro forma basis with the covenants contained in Article IX hereof, (D) attached thereto are the financial projections previously delivered to the Administrative Agent representing the good faith opinions of the Borrower and senior management thereof as to the projected results contained therein and
          (E) attached thereto is a calculation of the Applicable Margin as of the Closing Date.

               (iii) Payment at Closing; Fee Letter. The Borrower shall have paid the fees set forth or referenced in Section 4.3 and any other accrued and unpaid fees or commissions due hereunder (including, without limitation, reasonable legal fees and expenses) to the Administrative Agent and Lenders, and to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents. The Administrative Agent shall have received duly authorized and executed copies of the Fee Letter.

          (f) Miscellaneous.

               (i) Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing from the Borrower in accordance with
          Section 2.2(a), and a

          Notice of Account Designation specifying the account or accounts to which the proceeds of any Loans made after the Closing Date are to be disbursed.

               (ii) Proceedings and Documents. All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Lenders. The Lenders shall have received copies of all other instruments and other evidence as the Lender may reasonably request, in form and substance reasonably satisfactory to the Lenders, with respect to the transactions contemplated by this Agreement and the taking of all actions in connection therewith.

               (iii) Existing Facility. The Existing Facility shall be repaid in full and terminated and all collateral security therefor shall be released, and the Administrative Agent shall have received a pay-off letter in form and substance reasonably satisfactory to it evidencing such repayment, termination, reconveyance and release.

               (iv) Other Documents. The Borrower shall have delivered to the Administrative Agent such other documents, certificates and opinions as the Administrative Agent may reasonably request.

     SECTION 5.3 Conditions to All Extensions of Credit. The obligations of the Lenders to make any Extensions of Credit is subject to the satisfaction of the following conditions precedent on the relevant borrowing or issue date, as applicable:

          (a) Continuation of Representations and Warranties. The representations and warranties contained in Article VI shall be true and correct on and as of such borrowing or issuance date with the same effect as if made on and as of such date; except for any representation and warranty made as of an earlier date, which representation and warranty shall remain true and correct as of such earlier date.

          (b) No Existing Default. No Default or Event of Default shall have occurred and be continuing hereunder (i) on the borrowing date with respect to such Loan or after giving effect to the Loans to be made on such date or
     (ii) on the issue date with respect to such Letters of Credit or after giving effect to such Letters of Credit on such date.

          (c) Officer's Compliance Certificate; Additional Documents. The Administrative Agent shall have received the current Officer's Compliance Certificate and each additional document, instrument, legal opinion or other item of information reasonably requested by it.

                                   ARTICLE VI

                 REPRESENTATIONS AND WARRANTIES OF THE BORROWER

     SECTION 6.1 Representations and Warranties. To induce the Administrative Agent and Lenders to enter into this Agreement and to induce the Lenders to make Extensions of

Credit, the Borrower hereby represents and warrants to the Administrative Agent and Lenders that:

          (a) Organization; Power; Qualification. Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, has the corporate power and authority to own its properties and to carry on its business as now being conducted and is duly qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization, except where the failure to so qualify or be authorized could not reasonably be expected to have a Material Adverse Effect. The jurisdictions in which the Borrower and its Subsidiaries are organized and qualified to do business as of the Closing Date are described on Schedule 6.1(a).

          (b) Ownership. Each Subsidiary of the Borrower as of the Closing Date is listed on Schedule 6.1(b). As of the Closing Date, the capitalization of the Borrower and its Subsidiaries consists of the number of shares, authorized, issued and outstanding, of such classes and series, with or without par value, described on Schedule 6.1(b). All outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable. The shareholders of the Subsidiaries of the Borrower and the number of shares owned by each as of the Closing Date are described on
     Schedule 6.1(b). As of the Closing Date, there are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or permit the issuance of capital stock of the Borrower or its Subsidiaries, except as described on Schedule 6.1(b).

          (c) Authorization of Agreement, Loan Documents and Borrowing. Each of the Borrower and its Subsidiaries has the corporate power and authority and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms. This Agreement and each of the other Loan Documents have been duly executed and delivered by the duly authorized officers of the Borrower and each of its Subsidiaries party thereto, and each such document constitutes the legal, valid and binding obligation of the Borrower or its Subsidiary party thereto, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors' rights in general and the availability of equitable remedies.

          (d) Compliance of Agreement, Loan Documents and Borrowing with Laws, Etc. The execution, delivery and performance by the Borrower and its Subsidiaries of the Loan Documents to which each such Person is a party, in accordance with their respective terms, the borrowings hereunder and the transactions contemplated hereby do not, (i) require any Governmental Approval or violate any Applicable Law relating to the Borrower or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute a default under (A) the articles of incorporation, bylaws or other organizational documents of the Borrower or any of its Subsidiaries or (B) any indenture, agreement or other instrument to which such Person is a party or by which any of its properties may be bound or any Governmental Approval relating to such

     Person, with respect to this clause (B), the conflict or breach of which could reasonably be expected to have a Material Adverse Effect, or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Liens arising under the Loan Documents.

          (e) Compliance with Law; Governmental Approvals. Each of the Borrower and its Subsidiaries (i) has all Governmental Approvals required by any Applicable Law for it to conduct its business as currently conducted, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to the best of its knowledge, threatened legal proceeding or action, and (ii) is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws relating to it or any of its respective properties, except, with respect to both clauses (i) and (ii), where such noncompliance could not reasonably be expected to have a Material Adverse Effect.

          (f) Tax Returns and Payments. Each of the Borrower and its Subsidiaries has duly filed or caused to be filed all material federal, state, local and other tax returns required by Applicable Law to be filed, and has paid, or made adequate provision for the payment of, all material federal, state, local and other taxes, assessments and governmental charges or levies upon it and its property, income, profits and assets which are due and payable. No Governmental Authority has asserted any Lien or other claim against the Borrower or Subsidiary thereof with respect to unpaid material taxes which has not been discharged or resolved, other than those contested in good faith and for which adequate reserves have been established in accordance with GAAP. The charges, accruals and reserves on the books of the Borrower and any of its Subsidiaries in respect of federal, state, local and other taxes for all Fiscal Years and portions thereof since the organization of the Borrower and any of its Subsidiaries are in the judgment of the Borrower adequate, and the Borrower does not anticipate any additional taxes or assessments for any of such years.

          (g) Intellectual Property Matters. Except as set forth on Schedule 6.1(u), each of the Borrower and its Subsidiaries owns or possesses sufficient rights to use all material franchises, licenses, copyrights, copyright applications, patents, patent rights or licenses, patent applications, trademarks, trademark rights, trade names, trade name rights, copyrights and rights with respect to the foregoing, which are required to conduct its business as currently conducted. Except as set forth on
     Schedule 6.1(g), to the Borrower's knowledge, no event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights, and neither the Borrower nor any Subsidiary thereof is liable to any Person for infringement under Applicable Law with respect to any such rights as a result of its business operations as currently conducted.

          (h) Environmental Matters. Except for matters existing on the Closing Date and disclosed on Schedule 6.1(h) and matters which either individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect:

               (i) The properties owned or operated by the Borrower and its Subsidiaries do not contain any Hazardous Materials in amounts or concentrations which (A) constitute or constituted a violation of applicable Environmental Laws or (B) could give rise to liability under applicable Environmental Laws;

               (ii) Such properties and all operations conducted by the Borrower and its Subsidiaries in connection therewith are in compliance, and have been in compliance, with all applicable Environmental Laws;

               (iii) Neither the Borrower nor any Subsidiary thereof has received any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of their properties or the operations conducted by the Borrower or any of its Subsidiaries, or to the knowledge of the Borrower, any third party, in connection therewith, nor does the Borrower or any Subsidiary thereof have knowledge that any such notice will be received or is being threatened;

               (iv) Neither the Borrower nor any Subsidiary has transported or disposed of any Hazardous Materials from the properties of the Borrower and its Subsidiaries in violation of, or in a manner or to a location which could give rise to liability under, Environmental Laws, nor have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of such properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Laws; and

               (v) No judicial proceedings or governmental or administrative action is pending, or, to the knowledge of the Borrower, threatened, under any Environmental Law to which the Borrower or any Subsidiary thereof is named as a party with respect to such properties or operations conducted in connection therewith, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to such properties or such operations.

          (i) ERISA. Except for matters which either individually or in the aggregate could not reasonably be expected to result in a Material Adverse
     Effect:

               (i) As of the Closing Date, neither the Borrower nor any ERISA Affiliate maintains or contributes to, or has any obligation under, any Employee Benefit Plans other than those identified on Schedule 6.1(i);

               (ii) The Borrower and each ERISA Affiliate is in compliance with all applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code. No liability has been incurred by the Borrower or any ERISA Affiliate which remains unsatisfied for any taxes or penalties with respect to any Employee Benefit Plan or any Multiemployer Plan;

               (iii) No Pension Plan has been terminated, nor has any accumulated funding deficiency (as defined in Section 412 of the Code) been incurred (without regard to any waiver granted under Section 412 of the Code), nor has any funding waiver from the Internal Revenue Service been received or requested with respect to any Pension Plan, nor has the Borrower or any ERISA Affiliate failed to make any contributions or to pay any amounts due and owing as required by
          Section 412 of the Code, Section 302 of ERISA or the terms of any Pension Plan prior to the due dates of such contributions under
          Section 412 of the Code or Section 302 of ERISA, nor has there been any event requiring any disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Pension Plan;

               (iv) Neither the Borrower nor any ERISA Affiliate has: (A) engaged in a nonexempt prohibited transaction described in Section 406 of the ERISA or Section 4975 of the Code with respect to any Employee Benefit Plan, (B) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid, (C) failed to make a required contribution or payment to a Multiemployer Plan, or (D) failed to make a required installment or other required payment under
          Section 412 of the Code;

               (v) No Termination Event has occurred or is reasonably expected to occur; and

               (vi) No proceeding, claim, lawsuit and/or investigation other than routine claims for benefits is existing or, to the knowledge of the Borrower, threatened concerning or involving any (A) employee welfare benefit plan (as defined in Section 3(1) of ERISA) currently maintained or contributed to by the Borrower or any ERISA Affiliate,
          (B) Pension Plan or (C) to the knowledge of the Borrower, no proceeding, claim, lawsuit, and/or investigation is existing or threatened concerning or involving any Multiemployer Plan.

          (j) Margin Stock. Neither the Borrower nor any Subsidiary thereof is engaged principally or as one of its activities in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin stock" (as each such term is defined or used in Regulation U of the Board of Governors of the Federal Reserve System). No part of the proceeds of any of the Loans or Letters of Credit will be used for purchasing or carrying margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of such Board of Governors.

          (k) Government Regulation. Neither the Borrower nor any Subsidiary thereof is an "investment company" or a company "controlled" by an "investment company" (as each such term is defined or used in the Investment Company Act of 1940, as amended) and neither the Borrower nor any Subsidiary thereof is, or after giving effect to any Extension of Credit will be, subject to regulation under the Public Utility Holding Company Act of 1935 or the Interstate Commerce Act, each as amended, or any other Applicable Law which limits its ability to incur or consummate the transactions contemplated hereby.

          (l) Material Contracts. Schedule 6.1(l) sets forth a complete and accurate list of all Material Contracts, which have not been listed on any other Schedule hereto, to which the Borrower and its Subsidiaries are a party, and such Material Contracts are in effect as of the Closing Date; other than as set forth in Schedule 6.1(l), each such Material Contract is, and after giving effect to the consummation of the transactions contemplated by the Loan Documents will be, in full force and effect in accordance with the terms thereof. The Borrower and its Subsidiaries have made available to the Administrative Agent copies of each Material Contract required to be listed on Schedule 6.1(l) or any other Schedule hereto.

          (m) Employee Relations. Each of the Borrower and its Subsidiaries has not been and is not, as of the Closing Date, party to any collective bargaining agreement nor has any labor union been recognized as the representative of its employees except as set forth on Schedule 6.1(m). The Borrower knows of no pending or threatened strikes, work stoppage or other collective labor disputes involving its employees or those of its Subsidiaries.

          (n) Burdensome Provisions. Neither the Borrower nor any Subsidiary thereof is a party to any indenture, agreement, lease or other instrument, or subject to any corporate or partnership restriction, Governmental Approval or Applicable Law which is so unusual or burdensome as in the foreseeable future could be reasonably expected to have a Material Adverse Effect.

          (o) Financial Statements. The (i) Consolidated balance sheets of the Borrower and its Subsidiaries as of December 31, 1997 and the related statements of income and retained earnings and cash flows for the Fiscal Years then ended and (ii) unaudited Consolidated balance sheet of the Borrower and its Subsidiaries as of June 30, 1998 and related unaudited interim statements of revenue and retained earnings, copies of which have been furnished to the Administrative Agent and each Lender, are complete and correct and fairly present in all material respects the assets, liabilities and financial condition of the Borrower and its Subsidiaries as at such dates, and the results of the operations and changes of financial condition for the periods then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP. The Borrower and its Subsidiaries have no Debt, obligation or other unusual forward or long-term commitment which is not fairly reflected in the foregoing financial statements or in the notes thereto.

          (p) No Material Adverse Change. Since December 31, 1997, there has been no material adverse change in the properties, business, operations or condition (financial or otherwise) of the Borrower and its Subsidiaries (taken as a whole) and no event has occurred or condition arisen that could reasonably be expected to have a Material Adverse Effect.

          (q) Solvency. As of the Closing Date and after giving effect to each Extension of Credit made hereunder, the Borrower and each of its Subsidiaries will be Solvent.

          (r) Titles to Properties. Each of the Borrower and its Subsidiaries has such title to the real property owned by it as is necessary or desirable to the conduct of its business, as currently conducted, and valid and legal title to all of its personal property and assets, including, but not limited to, those reflected on the balance sheets of the Borrower and its Subsidiaries delivered pursuant to Section 6.1(o), except those which have been disposed of by the Borrower or its Subsidiaries subsequent to such date which dispositions have been in the ordinary course of business or as otherwise expressly permitted hereunder.

          (s) Liens. None of the properties and assets of the Borrower or any Subsidiary thereof is subject to any Lien, except Liens permitted pursuant to Section 10.3. No financing statement under the Uniform Commercial Code of any state which names the Borrower or any Subsidiary thereof or any of their respective trade names or divisions as debtor and which has not been terminated, has been filed in any state or other jurisdiction and neither the Borrower nor any Subsidiary thereof has signed any such financing statement or any security agreement authorizing any secured party thereunder to file any such financing statement, except to perfect those Liens permitted by Section 10.3 hereof.

          (t) Debt. Schedule 6.1(t) is a complete and correct listing of all Debt of the Borrower and its Subsidiaries as of the Closing Date in excess of $1,000,000 to any Person or in excess of $5,000,000 in the aggregate. The Borrower and its Subsidiaries have performed and are in compliance with all of the terms of such Debt and all instruments and agreements relating thereto, except where such non performance or non-compliance could not reasonably be expected to have a Material Adverse Effect.

          (u) Litigation. Except for matters existing as of the Closing Date and set forth on Schedule 6.1(u) and matters which individually or in the aggregate could not reasonably be expected to result in a Material Adverse Effect, there are no actions, suits or proceedings pending nor, to the knowledge of the Borrower, threatened against or in any other way relating adversely to or affecting the Borrower or any Subsidiary thereof or any of their respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority.

          (v) Absence of Defaults. No event has occurred or is continuing (i) which constitutes a Default or an Event of Default, or (ii) which constitutes, or which with the passage of time or giving of notice or both would constitute, a default or event of default by the Borrower or any Subsidiary thereof under any Material Contract or judgment, decree or order to which the Borrower or its Subsidiaries is a party or by which the Borrower or its Subsidiaries or any of their respective properties may be bound that could reasonably be expected to have a Material Adverse Effect or which would require the Borrower or its Subsidiaries to make any payment thereunder prior to the scheduled maturity date therefor, except for scheduled payments thereunder.

          (w) Accuracy and Completeness of Information. All written information, reports and other papers and data, taken as a whole, produced by or on behalf of the Borrower or any Subsidiary thereof and furnished to the Lenders were, at the time the same were so furnished, complete and correct in all material respects to the extent necessary to give the recipient a true and accurate knowledge of the subject matter. No document furnished or written statement made to the Administrative Agent or the Lenders by the Borrower or any Subsidiary thereof in connection with the negotiation, preparation or execution of this Agreement or any of the Loan Documents contains any untrue statement of a fact material to the creditworthiness of the Borrower or its Subsidiaries or omits or will omit to state a fact necessary in order to make the statements contained therein, taken as a whole, not misleading in any material respect. The Borrower is not aware of any facts which it has not disclosed in writing to the Administrative Agent having a Material Adverse Effect, or insofar as the Borrower can now foresee, could reasonably be expected to have a Material Adverse Effect.

          (x) Year 2000 Compliance. The Borrower has (i) initiated a review and assessment of all areas within its and each of its Subsidiaries' business and operations (including those affected by suppliers, vendors and customers) that could be adversely affected by the "Year 2000 Problem" (that is, the risk that computer applications used by the Borrower or any of its Subsidiaries may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999), (ii) developed a plan and timetable for addressing the Year 2000 Problem on a timely basis, and (iii) to date, used its best efforts to implement such plan in accordance with such timetable. Based on the foregoing, the Borrower believes that all computer applications that are material to its or any of its Subsidiaries' business and operations are reasonably expected on a timely basis to be able to perform properly date-sensitive functions for all dates before and after January 1, 2000 (that is, be "year 2000 compliant"), except to the extent that a failure to do so could not reasonably be expected to have Material Adverse Effect.

     The Borrower has and will continue to use its best efforts to determine whether its material suppliers, vendors and customers will prevent the Borrower from being year 2000 complaint, the Borrower is not aware that any material supplier, vendor or customer will prevent the Borrower from being year 2000 complaint.

     Nothing in this Section 6.1(x) shall obligate the Borrower or any Subsidiary thereof to ensure that computer based systems of its suppliers, vendors or customers are able to operate and effectively process data which includes dates on and after January 1, 2000.

     SECTION 6.2 Survival of Representations and Warranties, Etc. All representations and warranties set forth in this Article VI and all representations and warranties contained in any certificate delivered to the Administrative Agent or any Lender hereunder, or any of the Loan Documents (including but not limited to any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date, shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.

                                   ARTICLE VII

                        FINANCIAL INFORMATION AND NOTICES

     Until all the Obligations have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 13.11 hereof, the Borrower will furnish or cause to be furnished to the Administrative Agent (with sufficient copies for each of the Lenders, and the Administrative Agent will promptly forward to each of the Lenders) at 50 Main Street, 11th Floor, White Plains, New York, 10606, Attention Mr. David Ring, or such other office as may be designated by the Administrative Agent from time to time:

     SECTION 7.1 Financial Statements and Projections.

     (a) Quarterly Financial Statements. As soon as practicable and in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each Fiscal Year, an unaudited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such fiscal quarter and unaudited Consolidated statements of income, retained earnings and cash flows for the fiscal quarter then ended and that portion of the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures for the preceding Fiscal Year and prepared by the Borrower in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, and certified by the chief financial officer of the Borrower to present fairly in all material respects the financial condition of the Borrower and its Subsidiaries as of their respective dates and the results of operations of the Borrower and its Subsidiaries for the respective periods then ended, subject to normal year end adjustments.

     (b) Annual Financial Statements. As soon as practicable and in any event within ninety (90) days after the end of each Fiscal Year, an audited Consolidated balance sheet of the Borrower and its Subsidiaries (and audited consolidating balance sheet of the Borrower with regard to its First Tier Subsidiaries) as of the close of such Fiscal Year and audited Consolidated statements of income, retained earnings and cash flows (and audited consolidating statements of income, retained earnings and cash flows for the Borrower with respect to its First Tier Subsidiaries) for the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures for the preceding Fiscal Year and prepared by an independent certified public accounting firm reasonably acceptable to the Administrative Agent in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operation of any change in the application of accounting principles and practices during the year, and accompanied by a report thereon by such certified public accountants that is not qualified with respect to scope limitations imposed by the Borrower or any of its Subsidiaries or with respect to accounting principles followed by the Borrower or any of its Subsidiaries not in accordance with GAAP.

     (c) Annual Business Plan and Financial Projections. As soon as practicable and in any event within forty-five (45) days of the end of each Fiscal Year, a business plan of the Borrower and its Subsidiaries for the ensuing four (4) fiscal quarters in form and substance similar to those plans delivered by the Borrower to the Administrative Agent prior to the Closing Date.

     (d) Accounts Aging and Schedule of Inventory. As soon as practicable and in any event within forty-five (45) days after the end of each fiscal quarter, an updated accounts aging report accompanied by an updated schedule of inventory, each in form and substance reasonably acceptable to the Administrative Agent and the Borrower and as further described in the Security Agreement.

     SECTION 7.2 Certificates.

     (a) Officer's Compliance Certificate. At each time financial statements are delivered pursuant to Sections 7.1(a) or (b) and at such other times as the Administrative Agent shall reasonably request, a certificate of a Responsible Officer in the form of Exhibit F attached hereto (an "Officer's Compliance Certificate").

     (b) Borrowing Base Certificate. As soon as practicable and in any event within fifteen (15) Business Days after the end of each fiscal month and at such other times as the Administrative Agent shall reasonably request, a certificate of the chief financial officer or the treasurer of the Borrower in the form of Exhibit H attached hereto (a "Borrowing Base Certificate").

     SECTION 7.3 Accountants' Certificate. At each time financial statements are delivered pursuant to Section 7.1(b), a certificate of the independent public accountants certifying such financial statements addressed to the Administrative Agent for the benefit of the Lenders:

          (a) stating that in making the examination necessary for the certification of such financial statements, they obtained no knowledge of any Default or Event of Default as a result of any non-compliance with any covenant contained in Articles IX or X or, if such is not the case, specifying such Default or Event of Default and its nature and period of existence; and

          (b) including the calculations prepared by such accountants required to establish whether or not the Borrower and its Subsidiaries are in compliance with the financial covenants set forth in Article IX hereof as at the end of each respective period.

     SECTION 7.4 Other Reports.

     (a) Promptly upon receipt thereof, copies of all reports, if any, submitted to the Borrower or its Board of Directors by its independent public accountants in connection with their auditing function, including, without limitation, any management report and any management responses thereto; and

     (b) Such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries as the Administrative Agent or any Lender may reasonably request.

     SECTION 7.5 Notice of Litigation and Other Matters. Prompt (but in no event later than ten (10) days after a Responsible Officer of the Borrower obtains knowledge thereof) telephonic and written notice of:

          (a) the commencement of all proceedings and investigations by or before any Governmental Authority and all actions and proceedings in any court or before any arbitrator against or involving the Borrower or any Subsidiary thereof or any of their respective properties, assets or businesses, which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect;

          (b) any written notice of any violation received by the Borrower or any Subsidiary thereof from any Governmental Authority including, without limitation, any written notice of violation of Environmental Laws which in any such case could reasonably be expected to have a Material Adverse Effect;

          (c) any labor controversy that has resulted in, or, to the knowledge of the Borrower, threatens to result in, a strike against the Borrower or any Subsidiary thereof;

          (d) any attachment, judgment, lien, levy or order exceeding $3,000,000 that may be assessed against or threatened against the Borrower or any Subsidiary thereof;

          (e) (i) any Default or Event of Default, or (ii) any event which constitutes or which with the passage of time or giving of notice or both would constitute a default or event of default under any Material Contract to which the Borrower or any of its Subsidiaries is a party or by which the Borrower or any Subsidiary thereof or any of their respective properties may be bound, which could reasonably be expected to have a Material Adverse Effect; and

          (f) (i) any letter from the Internal Revenue Service indicating that it intends to disqualify an Employee Benefit Plan (ii) all notices received by the Borrower or any ERISA Affiliate of the PBGC's intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, (iii) all notices received by the Borrower or any ERISA Affiliate from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA and (iv) the Borrower obtaining knowledge or reason to know that the Borrower or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA.

                                  ARTICLE VIII

                              AFFIRMATIVE COVENANTS

     Until all of the Obligations have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner provided for in Section 13.11, the Borrower will, and will cause each of its Subsidiaries to:

     SECTION 8.1 Preservation of Corporate Existence and Related Matters. Except as permitted by Section 10.5, preserve and maintain its separate corporate existence and all rights, franchises, licenses and privileges necessary to the conduct of its business, as currently conducted, and qualify and remain qualified as a foreign corporation and authorized to do business in each jurisdiction where the nature and scope of its activities require it to so qualify under Applicable Law, except where the failure to so qualify or be authorized could not reasonably be expected to have a Material Adverse Effect.

     SECTION 8.2 Maintenance of Property. In addition to the requirements of any of the Security Documents, protect and preserve all properties which, in the Borrower's business judgment, are useful in and material to its business, including copyrights, patents, trade names and trademarks; maintain in good working order and condition all buildings, equipment and other tangible real and personal property, subject to ordinary wear and tear; and from time to time make or cause to be made all renewals, replacements and additions to such property necessary for the conduct of its business.

     SECTION 8.3 Insurance. Maintain insurance with financially sound and reputable insurance companies against such risks and in such amounts as are customarily maintained by similar businesses and as may be required by Applicable Law and as are required by any Security Documents, and on the Closing Date and from time to time thereafter deliver to the Administrative Agent upon its request a schedule of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

     SECTION 8.4 Accounting Methods and Financial Records. Maintain a system of accounting, and keep such books, records and accounts (which shall be true and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP.

     SECTION 8.5 Payment and Performance of Obligations. Pay and perform when due all Obligations under this Agreement and the other Loan Documents, and pay or perform when due (a) all material taxes, assessments and other governmental charges that may be levied or assessed upon it or any of its property, and (b) all other material indebtedness, obligations and liabilities in accordance with customary trade practices; provided, that the Borrower or such Subsidiary may contest any item described in clauses (a) or (b) of this Section 8.5 in good faith so long as adequate reserves are maintained with respect thereto in accordance with GAAP.

     SECTION 8.6 Compliance With Laws and Approvals. Observe and remain in compliance with all Applicable Laws and maintain in full force and effect all Governmental Approvals, in each case applicable to the conduct of its business as currently conducted, except where such non-compliance or failure to so maintain could not reasonably be expected to have a Material Adverse Effect.

     SECTION 8.7 Environmental Laws. In addition to and without limiting the generality of Section 8.6, (a) comply in all material respects with, and use best efforts to ensure such compliance by all tenants and subtenants with all applicable Environmental Laws and obtain and comply with in all material respects and maintain, and use best efforts to ensure that all tenants and subtenants obtain and comply with in all material respects and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws, and promptly comply in all material respects with all lawful orders and directives of any Governmental Authority regarding Environmental Laws, and (c) defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective parents, Subsidiaries, Affiliates, employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of the Borrower or such Subsidiary, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney's and consultant's fees, investigation and laboratory fees, response costs, court costs and reasonable litigation expenses, except to the extent that any of the foregoing directly result from the gross negligence or willful misconduct of the party seeking indemnification therefor.

     SECTION 8.8 Compliance with ERISA. In addition to and without limiting the generality of Section 8.6, (a) comply with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans, (b) not take any action or fail to take action the result of which could be a liability to the PBGC or to a Multiemployer Plan, (c) not participate in any prohibited transaction that could result in any civil penalty under ERISA or tax under the Code imposed on the Borrower or any of its Subsidiaries or which could result in liability on the part of the Borrower or any of its Subsidiaries, (d) operate each Employee Benefit Plan in such a manner that will not incur any tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code and (e) furnish to the Administrative Agent upon the Administrative Agent's request such additional information about any Employee Benefit Plan as may be reasonably requested by the Administrative Agent, except in each case to the extent that such action or inaction, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

     SECTION 8.9 Compliance With Agreements. Comply in all material respects with each material term, condition and provision of all leases, agreements and other instruments entered into by the Borrower or such Subsidiary in the conduct of its business including, without limitation, any Material Contract; provided, that the Borrower or such Subsidiary may contest any such lease, agreement or other instrument in good faith through applicable proceedings so long as adequate reserves are maintained in accordance with GAAP.

     SECTION 8.10 Conduct of Business. Engage only in businesses in substantially the same fields as the businesses conducted on the Closing Date and in lines of business reasonably related thereto.

     SECTION 8.11 Visits and Inspections. Permit representatives of the Administrative Agent (at the expense of the Administrative Agent and the Lenders; provided that upon and during the continuance of an Event of Default, such visits and inspections may also be made by any Lender and shall be at the cost and expense of the Borrower), from time to time, on reasonable notice and during normal business hours, to visit and inspect its properties; inspect, audit and make extracts from its books, records and files, including, but not limited to, management letters prepared by independent accountants; and discuss with its principal officers, and its independent accountants, its business, assets, liabilities, financial condition, results of operations and business prospects.

     SECTION 8.12 Additional Subsidiaries; Collateral.

     (a) Foreign Subsidiaries; Landlord Consents.

          (i) Not later than fifteen (15) days after the Closing Date, cause to be executed and delivered to the Administrative Agent landlord consents in form and substance reasonably acceptable to the Administrative Agent with respect to all inventory located at facilities not owned by the Borrower, and

          (ii) Not later than thirty (30) days after the Closing Date, cause to be executed and delivered to the Administrative Agent (A) a Pledge Agreement or other appropriate documentation under the laws of the applicable jurisdiction, executed by the Borrower pledging sixty-five percent (65%) of the total outstanding capital stock or other ownership interest of each Foreign Subsidiary directly owned by the Borrower and a consent thereto executed by such Foreign Subsidiary (including, without limitation, if applicable, original stock certificates evidencing the capital stock of such Foreign Subsidiary, together with an appropriate undated stock power for each certificate duly executed in blank by the registered owner thereof, if applicable under the laws of the appropriate jurisdiction), (B) the closing documents and certificates reasonably required by the Administrative Agent to be delivered, including, without limitation, officers' certificates, financial statements, opinions of counsel, board resolutions, charter documents, certificates of existence and authority to do business and any other closing certificates and documents described in Section 5.2, if applicable under the laws of the appropriate jurisdiction), and (C) such other documents reasonably requested by the Administrative Agent, all in form and substance reasonably acceptable to the Administrative Agent.

     (b) Material Subsidiary. From and after such time as of which the assets (determined at book value) of any Domestic Subsidiary of the Borrower exceed ten percent (10%) of the aggregate assets (determined at book value) of the Borrower and all of its Subsidiaries (such Domestic Subsidiary, a "Material Subsidiary"), with respect to each such Material Subsidiary, cause to be executed and delivered to the Administrative Agent (i) a Joinder Agreement in the form of Exhibit L attached hereto executed by such Material Subsidiary pursuant to which such Material Subsidiary shall become a party to the Guaranty Agreement and the Security Agreement, (ii) the closing documents and certificates reasonably required by the Administrative Agent to be delivered, including, without limitation, officers' certificates, financial statements, opinions of counsel, board resolutions, charter documents, certificates of existence and authority to do business and any other closing certificates and documents described in
Section 5.2, and (iii) such other documents reasonably requested by the Administrative Agent, all in form and substance reasonably acceptable to the Administrative Agent, in order that such Material Subsidiary shall become bound by all of the terms, covenants and agreements contained in the Guaranty Agreement and its applicable assets shall become collateral for the Obligations.

     (c) Additional Subsidiaries. From and after the creation or acquisition of any Subsidiary, cause to be executed and delivered to the Administrative Agent
(i) a Pledge Agreement, Joinder Agreement or other appropriate documentation under the laws of the applicable jurisdiction, executed by the Borrower (or the applicable Subsidiary) pledging up to one hundred percent (100%) of the total outstanding capital stock or other ownership interests of a Domestic Subsidiary or sixty-five percent (65%) of the total outstanding capital stock or other ownership interest of a Foreign Subsidiary owned by the Borrower (or the applicable Subsidiary) and a consent thereto executed by such Subsidiary (including, without limitation, if applicable, original stock certificates evidencing the capital stock of such Subsidiary, together with an appropriate undated stock power for each certificate duly executed in blank by the registered owner thereof (with respect to a Foreign Subsidiary only if applicable under the laws of the appropriate jurisdiction)), (ii) if such Subsidiary is a Material Subsidiary, a Joinder Agreement in the form of Exhibit L attached hereto, executed by such Material Subsidiary, pursuant to which such Material Subsidiary shall become party to the Guaranty Agreement and the Security Agreement, (iii) the closing documents and certificates reasonably required by the Administrative Agent to be delivered, including, without limitation, officers' certificates, financial statements, opinions of counsel, board resolutions, charter documents, certificates of existence and authority to do business and any other closing certificates and documents described in
Section 5.2 (with respect to a Foreign Subsidiary, only if applicable under the laws of the appropriate jurisdiction), and (iv) such other documents reasonably requested by the Administrative Agent, all in form and substance reasonably acceptable to the Administrative Agent.

     SECTION 8.13 Year 2000 Compatibility.

     (a) Borrower Systems. Take all actions reasonably necessary to assure that the Borrower's computer based systems (other than computer related products provided to the Borrower by independent contractors or third party product vendors for direct or indirect sale or resale to customers of the Borrower or any Subsidiary thereof) which are primarily responsible for processing date related data in the normal conduct of the Borrower's business are able to operate and effectively process data which includes dates on and after January 1, 2000. At the reasonable request of the Administrative Agent, the Borrower shall provide reasonable assurances satisfactory to the Administrative Agent of the Borrower's Year 2000 compatibility or plans therefor.

     (b) Product Vendor Systems. Request that all of the Borrower's material third party product vendors and independent contractors of computer related products which are primarily responsible for processing date related data in the ordinary use of such systems and are intended for direct or indirect sale or resale to customers of the Borrower or any Subsidiary thereof (i) certify that such systems are able to operate and effectively process data which includes dates on and after January 1, 2000 or (ii) provide a description of such third party vendor's plans to be able to deliver the certification described in clause
(i) above. At the reasonable request of the Administrative Agent, the Borrower shall provide copies of any plans delivered by third party product vendors pursuant to clause (ii) above.

Nothing in this Section 8.13 shall obligate the Borrower or any Subsidiary thereof to ensure that computer based systems of its customers are able to operate and effectively process data which includes dates on and after January 1, 2000.

     SECTION 8.14 Borrower Assets . Hold and maintain, at all times, at least sixty-five percent (65%) of the Consolidated assets of the Borrower and its Subsidiaries in the Borrower and the Guarantors.

     SECTION 8.15 Further Assurances. Make, execute and deliver all such additional and further acts, things, deeds and instruments as the Administrative Agent or any Lender may reasonably require to document and consummate the transactions contemplated hereby and to vest completely in and ensure the Administrative Agent and the Lenders their respective rights under this Agreement, the Notes, the Letters of Credit and the other Loan Documents.

                                   ARTICLE IX

                               FINANCIAL COVENANTS

     Until all of the Obligations have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 13.11 hereof, the Borrower and its Subsidiaries on a Consolidated basis will not:

     SECTION 9.1 Leverage Ratio: As of any fiscal quarter end, permit the ratio of (a) the difference between (i) the Consolidated Debt of the Borrower and its Subsidiaries, minus (ii) the Excess Subordinated Debt Proceeds (if any), each calculated as of such date, to (b) EBITDA for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date, to be greater than
2.75 to 1.0.

     SECTION 9.2 Interest Coverage Ratio: As of any fiscal quarter end, permit the ratio of (a) EBIT for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date to (b) Interest Expense for such period to be less than (i) 4.5 to 1.0 for the quarters ending September 30, 1998 and December 31, 1998, and (ii) 5.0 to 1.0 for each fiscal quarter thereafter.

     SECTION 9.3 Minimum Tangible Net Worth: Permit Tangible Net Worth as of any fiscal quarter end to be less than the sum of (a) $85,000,000.00 for the fiscal quarter ending September 30, 1998, and $90,000,000.00 for each fiscal quarter thereafter plus (b) 50% of cumulative quarterly Consolidated Net Income commencing October 1, 1998.


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


                                    ARTICLE X

                               NEGATIVE COVENANTS

     Until all of the Obligations have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 13.11 hereof, the Borrower has not and will not permit any of its Subsidiaries to:

     SECTION 10.1 Limitations on Debt. Create, incur, assume or suffer to exist any Debt except:

          (a) the Obligations;

          (b) Debt incurred in connection with a Hedging Agreement with (i) a Lender, (ii) an Affiliate of any Lender or (iii) with any other counterparty and (with respect to this clause (iii) only) upon terms and conditions (including interest rate) reasonably satisfactory to the Administrative Agent;

          (c) Unsecured Subordinated Debt in an aggregate amount not to exceed $150,000,000; provided that the Excess Subordinated Debt Proceeds therefrom shall be placed in an account which is pledged to the Administrative Agent for the ratable benefit of the Lenders pursuant to the Pledge Agreement and the transfer agent of such account executes and delivers the Account Control Agreement to the Administrative Agent.

          (d) Debt of the Borrower and its Subsidiaries existing on the Closing Date and not otherwise permitted under this Section 10.1, as set forth on
     Schedule 6.1(t) (or as specifically permitted to be excluded from such Schedule) and the renewal and refinancing (but not the increase at the aggregate principal amount thereof) thereof on terms and conditions no more restrictive than the terms and conditions contained in such original existing debt;

          (e) Debt of the Borrower and its Subsidiaries incurred in connection with Capitalized Leases in an aggregate amount not to exceed $3,000,000 on any date of determination;

          (f) purchase money Debt of the Borrower and its Subsidiaries in an aggregate amount not to exceed $3,000,000 on any date of determination;

          (g) Debt of the Borrower and its Subsidiaries consisting of Guaranty Obligations permitted by Section 10.2;

          (h) intercompany Debt permitted pursuant to subsections 10.4(e) and
     (f); and

          (i) Debt assumed in connection with the acquisition of a Subsidiary; provided that (i) such Debt shall not have been incurred in contemplation of such acquisition and (ii) immediately after such acquisition, (A) no Default or Event of Default exists and (B) if required pursuant to Section 8.12, such new Subsidiary is joined as a party to the Loan Documents;


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


provided, that none of the Debt permitted to be incurred by this Section shall restrict, limit or otherwise encumber (by covenant or otherwise) the ability of any Subsidiary of the Borrower to make any payment to the Borrower or any of its Subsidiaries (in the form of dividends, intercompany advances or otherwise) for the purpose of enabling the Borrower to pay the Obligations.

     SECTION 10.2 Limitations on Guaranty Obligations. Create, incur, assume or suffer to exist any Guaranty Obligations except:

          (a) Guaranty Obligations in favor of the Administrative Agent for the benefit of the Administrative Agent and the Lenders;

          (b) Guaranty Obligations with respect to Debt permitted pursuant to
     Section 10.1;

          (c) Guaranty Obligations existing on the Closing Date and not otherwise permitted under this Section 10.2, as set forth on Schedule 6.1(t) (and the renewal and refinancing but not the increase thereof) on terms and conditions no more restrictive than the terms contained in such original existing Guaranty Obligations; and

          (d) Guaranty Obligations in an amount not to exceed $3,000,000 in the aggregate on any date of determination.

     SECTION 10.3 Limitations on Liens. Create, incur, assume or suffer to exist, any Lien on or with respect to any of its assets or properties (including without limitation shares of capital stock or other ownership interests), real or personal, whether now owned or hereafter acquired, except:

          (a) Liens for taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA or Environmental Laws) not yet due or as to which the period of grace (not to exceed thirty (30) days), if any, related thereto has not expired or which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

          (b) the claims of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, (i) which are not overdue for a period of more than thirty (30) days or (ii) which are being contested in good faith and by appropriate proceedings;

          (c) Liens consisting of deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers' compensation, unemployment insurance or similar legislation;

          (d) Liens constituting encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property, which in the aggregate are not substantial in amount and which do not, in any case, materially detract from the value of such property or materially impair the use thereof in the ordinary conduct of business;


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


          (e) Liens of the Administrative Agent for the benefit of the Administrative Agent and the Lenders;

          (f) Liens not otherwise permitted by this Section 10.3 and in existence on the Closing Date and described on Schedule 10.3;

          (g) Liens securing Debt permitted under Section 10.1(e) and (f); provided that (i) such Liens shall be created substantially simultaneously with the acquisition or lease of the related asset, (ii) such Liens do not at any time encumber any property other than the property financed by such Debt, (iii) the amount of Debt secured thereby is not increased and (iv) the principal amount of Debt secured by any such Lien shall at no time exceed one hundred percent (100%) of the original purchase price or lease payment amount of such property at the time it was acquired;

          (h) Liens arising out of judgments or awards in respect of which the Borrower or any of its Subsidiaries shall in good faith be prosecuting an appeal or proceeding for review in respect to which there shall have been secured a subsisting stay of execution pending such appeal or proceeding;

          (i) Liens arising from precautionary Uniform Commercial Code financing statement filings in any jurisdiction regarding operating leases;

          (j) leases or sub-leases granted by the Borrower or any of its Subsidiaries to other Persons in the ordinary course of business not materially interfering with the conduct of the business of the Borrower and any of its Subsidiaries or materially detracting from the value of the assets of the Borrower and its Subsidiaries; and

          (k) the replacement, extension or renewal of any Lien permitted pursuant to this Section 10.3 with any substantially similar Lien; provided that (i) such Lien shall not extend to any additional property of the Borrower or such Subsidiary and (ii) the Debt secured by such Lien shall not be increased unless otherwise permitted pursuant to Section 10.1 or 10.2.

     SECTION 10.4 Limitations on Loans, Advances, Investments and Acquisitions. Purchase, own, invest in or otherwise acquire, directly or indirectly, any capital stock, interests in any partnership or joint venture (including without limitation the creation or capitalization of any Subsidiary), evidence of Debt or other obligation or security, substantially all or a portion of the business or assets of any other Person or any other investment or interest whatsoever in any other Person, or make or permit to exist, directly or indirectly, any loans, advances or extensions of credit to, or any investment in cash or by delivery of property in, any Person except:

          (a) investments existing on the Closing Date and not otherwise permitted by this Section 10.4 in Subsidiaries existing on the Closing Date and the other existing loans, advances and investments not otherwise permitted by this Section 10.4 and described on Schedule 10.4;


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


          (b) investments in (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof maturing within 365 days from the date of acquisition thereof, (ii) commercial paper maturing no more than 365 days from the date of creation thereof and currently having at least "A2P2" rating obtainable from either Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. or Moody's Investors Service, Inc., (iii) certificates of deposit maturing no more than 365 days from the date of creation thereof issued by commercial banks incorporated under the laws of the United States of America, each having combined capital, surplus and undivided profits of not less than $500,000,000 and having a rating of "A" or better by a nationally recognized rating agency; provided, that the aggregate amount invested in such certificates of deposit shall not at any time exceed $25,000,000 for any one such certificate of deposit and $25,000,000 for any one such bank, or (iv) time deposits maturing no more than 30 days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each having membership either in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder;

          (c) investments by the Borrower or any Subsidiary in the form of acquisitions of all or substantially all of the business or a line of business (whether by the acquisition of capital stock, assets, any combination thereof or any "pooling of interests") of any other Person if each such acquisition meets all of the following requirements: (i) any Person to be acquired shall engage in the business conducted by the Borrower as of the Closing Date or any other business reasonably related to the foregoing, (ii) a Wholly-Owned Subsidiary of the Borrower, the appropriate percentage of the capital stock or other ownership interests of which have been pledged to the Administrative Agent, for the benefit of itself and the Lenders, or the Borrower shall be the surviving Person and no Default or Event of Default shall have occurred and be continuing both before and after giving effect to the acquisition, (iii) prior to consummating the acquisition, the Borrower shall have provided evidence to the Administrative Agent in form and substance reasonably satisfactory thereto that the Borrower and its Subsidiaries are in pro forma compliance with each covenant contained in Article IX and Article X hereof after giving effect to the acquisition, (iv) the Fair Market Value of all Consideration (as defined below) paid in connection with any one such acquisition (or series of related acquisitions in the same Fiscal Year) shall not exceed $30,000,000, and (v) the Fair Market Value of all Consideration paid in connection with all such acquisitions shall not exceed $100,000,000 in the aggregate as of any date of determination;

          For the purposes of calculating compliance with clause (c) of this
     Section 10.4, the "Fair Market Value of all Consideration" paid in connection with any acquisition or investment shall include (1) any cash consideration paid in connection with such acquisition or investment, (2) the face amount of any seller financing issued in connection with such acquisition or investment, (3) the face amount of any Debt assumed in connection with such acquisition or investment, (4) the amount of any commissions paid in connection with such acquisition or investment, and (5) 100% of the fair market value of any stock issued or transferred in a pooling of interest or otherwise.

          (d) loans and advances to employees incurred in the ordinary course of business in an aggregate amount not to exceed $3,000,000 at any time;

          (e) investments, loans and advances by the Borrower or any of its Subsidiaries in or to any other Subsidiary or to the Borrower; provided the appropriate percentage of capital stock or other ownership interests of the Subsidiary in which or to which such investment, loan or advance has been made has been pledged to the Administrative Agent for the benefit of itself and the Lenders;

          (f) investments, loans and advances by the Borrower or any of its Subsidiaries in or to any other Subsidiary or to the Borrower not permitted pursuant to Section 10.4(e); provided that the aggregate amount of all investments, loans and advances permitted by this Section 10.4(f) does not exceed $5,000,000;

          (g) advances to or investments in third party software developers or manufacturers to fund development or production costs and to provide royalty payments; and

          (h) investments by the Borrower or any of its Subsidiaries in any Person that is not wholly-owned by the Borrower or any of its Subsidiaries (provided, that if such Person is a Subsidiary of the Borrower, the appropriate percentage of capital stock or other ownership interests in such Subsidiary shall have been pledged to the Administrative Agent for the benefit of itself and the Lenders) in an aggregate amount not to exceed,
     (i) for the Fiscal Year ending March 31, 1999, $15,000,000 and (ii) for any Fiscal Year thereafter, the sum of (I) $15,000,000 and (II) twenty-five percent (25%) of Consolidated Net Income for the previous Fiscal Year; provided that the Borrower shall have demonstrated pro forma compliance with the covenants set forth in Articles IX and X both immediately prior to and after giving effect to any such investment.

     SECTION 10.5 Limitations on Mergers and Liquidation. Merge, consolidate or enter into any similar combination with any other Person or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) except:

          (a) any Domestic Subsidiary of the Borrower may merge with any other Domestic Subsidiary of the Borrower or the Borrower;

          (b) any Foreign Subsidiary may merge with any other Subsidiary of the Borrower or the Borrower;

          (c) any Wholly-Owned Subsidiary may merge into the Person such Wholly-Owned Subsidiary was formed to acquire in connection with an acquisition permitted by Section 10.4(c);

          (d) any Domestic Subsidiary of the Borrower may wind-up into the Borrower or any other Domestic Subsidiary of the Borrower; and

          (e) any Foreign Subsidiary of the Borrower may wind-up into the Borrower or any other Subsidiary of the Borrower.


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


     SECTION 10.6 Limitations on Sale of Assets. Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, the sale of any receivables and leasehold interests and any sale-leaseback or similar transaction), whether now owned or hereafter acquired except:

          (a) the sale of inventory in the ordinary course of business;

          (b) the sale of obsolete assets or assets no longer used or usable in the business of the Borrower or any of its Subsidiaries;

          (c) the transfer of assets to the Borrower or any Subsidiary of the Borrower pursuant to Section 10.5(d) or (e);

          (d) the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

          (e) any lease or sub-lease may be granted to the extent permitted by
     Section 10.3(j); and

          (f) other sales, transfers and dispositions not otherwise permitted hereunder; provided, that the Net Cash Proceeds in excess of $2,000,000 received in any Fiscal Year are applied in a manner consistent with Section 2.5(b).

     SECTION 10.7 Limitations on Dividends and Distributions. Declare or pay any dividends upon any of its capital stock; purchase, redeem, retire or otherwise acquire, directly or indirectly, any shares of its capital stock, or make any distribution of cash, property or assets among the holders of shares of its capital stock, or make any change in its capital structure; provided that:

          (a) the Borrower or any Subsidiary may pay dividends and distributions in shares of its own capital stock; and

          (b) any Subsidiary may pay cash dividends and distributions to the Borrower or any Subsidiary of the Borrower.

     SECTION 10.8 Transactions with Affiliates. Except as otherwise expressly permitted hereunder, directly or indirectly (a) make any loan or advance to, or purchase or assume any note or other obligation to or from, any of its officers, directors, shareholders or other Affiliates, or to or from any member of the immediate family of any of its officers, directors, shareholders or other Affiliates, or subcontract any operations to any of its Affiliates (other than the payment of fees and compensation to its officers and directors in the ordinary course of business) or (b) enter into, or be a party to, any other transaction with any of its Affiliates, except in each of case (a) and (b) pursuant to the reasonable requirements of its business and upon fair and reasonable terms which are no less favorable to it than it would obtain in a comparable arm's length transaction with a Person not its Affiliate.


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


     SECTION 10.9 Certain Accounting Changes. Change its Fiscal Year end, or make any change in its accounting treatment and reporting practices except as permitted by GAAP.

     SECTION 10.10 Amendments; Payments and Prepayments of Subordinated Debt. Amend or modify in any material respect (or permit such modification or amendment of) any of the terms or provisions of any Subordinated Debt, or cancel or forgive, make any voluntary or optional payment or prepayment on, or redeem or acquire for value (including without limitation by way of depositing with any trustee with respect thereto money or securities before due for the purpose of paying when due) any Subordinated Debt.

     SECTION 10.11 Restrictive Agreements. Enter into any Debt which contains any negative pledge on assets or any covenants more restrictive than the provisions of Articles VIII, IX and X hereof, or which restricts, limits or otherwise encumbers its ability to incur Liens on or with respect to any of its assets or properties other than the assets or properties securing such Debt.

                                   ARTICLE XI

                              DEFAULT AND REMEDIES

     SECTION 11.1 Events of Default. Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any Governmental Authority or otherwise:

          (a) Default in Payment of Principal of Loans and Reimbursement Obligations. The Borrower shall default in any payment of principal of any Loan, Note or Reimbursement Obligation when and as due (whether at maturity, by reason of acceleration or otherwise).

          (b) Other Payment Default. The Borrower shall default in the payment when and as due (whether at maturity, by reason of acceleration or otherwise) of interest on any Loan, Note or Reimbursement Obligation or the payment of any other Obligation, and such default shall continue unremedied for five (5) Business Days.

          (c) Misrepresentation. Any representation or warranty made or deemed to be made by the Borrower or any of its Subsidiaries under this Agreement, any Loan Document or any amendment hereto or thereto, shall at any time prove to have been incorrect or misleading in any material respect when made or deemed made.

          (d) Default in Performance of Certain Covenants. The Borrower shall default in the performance or observance of any covenant or agreement contained in Sections 7.5(e)(i), 8.12(a) or Articles IX or X of this Agreement.

          (e) Default in Performance of Other Covenants and Conditions. The Borrower or any Subsidiary thereof shall default in the performance or observance of any term, covenant,


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


     condition or agreement contained in this Agreement (other than as specifically provided for otherwise in this Section 11.1) or any other Loan Document and such default shall continue for a period of thirty (30) days after written notice thereof has been given to the Borrower by the Administrative Agent.

          (f) Hedging Agreement. Any termination payment shall be due by the Borrower under any Hedging Agreement and such amount is not paid within thirty (30) Business Days of the due date thereof.

          (g) Debt Cross-Default. The Borrower or any of its Subsidiaries shall
     (i) default in the payment of any Debt (other than the Notes or any Reimbursement Obligation) the aggregate outstanding amount of which Debt is in excess of $3,000,000 beyond the period of grace if any, provided in the instrument or agreement under which such Debt was created, or (ii) default in the observance or performance of any other agreement or condition relating to any Debt (other than the Notes or any Reimbursement Obligation) the aggregate outstanding amount of which Debt is in excess of $3,000,000 or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Debt (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, any such Debt to become due prior to its stated maturity (any applicable grace period having expired).

          (h) Other Cross-Defaults. The Borrower or any of its Subsidiaries shall default in the payment when due, or in the performance or observance, of any obligation or condition of any Material Contract unless, but only as long as, the existence of any such default is being contested by the Borrower or such Subsidiary in good faith by appropriate proceedings and adequate reserves in respect thereof have been established on the books of the Borrower or such Subsidiary to the extent required by GAAP or the existence of any such default could not reasonably be expected to result in a Material Adverse Effect.

          (i) Change in Control. Any person or group of persons (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended) shall obtain ownership or control in one or more series of transactions of more than thirty percent (30%) of the common stock or thirty percent (30%) of the voting power of the Borrower entitled to vote in the election of members of the board of directors of the Borrower or there shall have occurred under any indenture or other instrument evidencing any Debt in excess of $3,000,000 any "change in control" (as defined in such indenture or other evidence of Debt) obligating the Borrower to repurchase, redeem or repay all or any part of the Debt or capital stock provided for therein (any such event, a "Change in Control").

          (j) Voluntary Bankruptcy Proceeding. The Borrower or any Subsidiary thereof shall (i) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (ii) file a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors, or (vii) take any corporate action for the purpose of authorizing any of the foregoing.

          (k) Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against the Borrower or any Subsidiary thereof in any court of competent jurisdiction seeking (i) relief under the federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for the Borrower or any Subsidiary thereof or for all or any substantial part of their respective assets, domestic or foreign, and such case or proceeding shall continue without dismissal or stay for a period of sixty (60) consecutive days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such federal bankruptcy laws) shall be entered.

          (l) Failure of Agreements. At any time after the execution and delivery thereof, any material provision of this Agreement or of any other Loan Document shall for any reason cease to be valid and binding on the Borrower or Subsidiary party thereto or any such Person shall so state in writing, or the Security Documents shall for any reason cease to create a valid and perfected first priority Lien on, or security interest in, any of the collateral covered thereby, in each case other than in accordance with the express terms thereof and subject to the liens permitted pursuant to subsections 10.3(a), (e) and (f) hereof.

          (m) Termination Event. The occurrence of any of the following events:
     (i) the Borrower or any ERISA Affiliate fails to make full payment when due of all amounts which, under the provisions of any Pension Plan or Section 412 of the Code, the Borrower or any ERISA Affiliate is required to pay as contributions thereto, (ii) an accumulated funding deficiency in excess of $3,000,000 occurs or exists, whether or not waived, with respect to any Pension Plan, (iii) a Termination Event or (iv) the Borrower or any ERISA Affiliate as employers under one or more Multiemployer Plan makes a complete or partial withdrawal from any such Multiemployer Plan and the plan sponsor of such Multiemployer Plans notifies such withdrawing employer that such employer has incurred a withdrawal liability requiring payments in an amount exceeding $3,000,000.

          (n) Judgment. A judgment or order for the payment of money (not paid or fully covered by a reputable insurance company) which causes the aggregate amount of all such judgments to exceed $3,000,000 in any Fiscal Year shall be entered against the Borrower or any of its Subsidiaries by any court and such judgment or order shall continue without discharge or stay for a period of thirty (30) days.

     SECTION 11.2 Remedies. Upon the occurrence of an Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower:

          (a) Acceleration; Termination of Facilities. Declare the principal of and interest on the Loans, the Notes and the Reimbursement Obligations at the time outstanding, and all other amounts owed to the Lenders and to the Administrative Agent under this Agreement or any of the other Loan Documents (other than any Hedging Agreement) (including, without limitation, all L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) and all other Obligations (other than obligations owing under any Hedging Agreement), to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Credit Facility and any right of the Borrower to request borrowings or Letters of Credit thereunder; provided, that upon the occurrence of an Event of Default specified in Section 11.1(j) or (k), the Credit Facility shall be automatically terminated and all Obligations (other than obligations owing under any Hedging Agreement) shall automatically become due and payable.

          (b) Letters of Credit. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, require the Borrower at such time to deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other Obligations. After all such Letters of Credit shall have expired or been fully drawn upon, the Reimbursement Obligation shall have been satisfied and all other Obligations shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower.

          (c) Rights of Collection. Exercise on behalf of the Lenders all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Borrower's Obligations.

     SECTION 11.3 Rights and Remedies Cumulative; Non-Waiver; etc. The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the Loan Documents or that may now or hereafter exist in law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Borrower, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.


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


     SECTION 11.4. Judgment Currency. The obligation of the Borrower to make payments of the principal of and interest on the Notes and the obligation of any such Person to make payments of any other amounts payable hereunder or pursuant to any other Loan Document in the currency specified for such payment shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment, which is expressed in or converted into any other currency, except to the extent that such tender or recovery shall result in the actual receipt by each of the Administrative Agent and Lenders of the full amount of the particular Permitted Currency expressed to be payable pursuant to the applicable Loan Document. The Administrative Agent shall, using all amounts obtained or received from the Borrower pursuant to any such tender or recovery in payment of principal of and interest on the Obligations, promptly purchase the applicable Permitted Currency at the most favorable spot exchange rate determined by the Administrative Agent to be available to it. The obligation of the Borrower to make payments in the applicable Permitted Currency shall be enforceable as an alternative or additional cause of action solely for the purpose of recovering in the applicable Permitted Currency the amount, if any, by which such actual receipt shall fall short of the full amount of the Permitted Currency expressed to be payable pursuant to the applicable Loan Document.

                                   ARTICLE XII

                            THE ADMINISTRATIVE AGENT

     SECTION 12.1 Appointment. Each of the Lenders hereby irrevocably designates and appoints First Union as Administrative Agent of such Lender under this Agreement and the other Loan Documents for the term hereof and each such Lender irrevocably authorizes First Union as Administrative Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and such other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement or such other Loan Documents, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein and therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or the other Loan Documents or otherwise exist against the Administrative Agent. Any reference to the Administrative Agent in this Article XII shall be deemed to refer to the Administrative Agent solely in its capacity as Administrative Agent and not in its capacity as a Lender.

     SECTION 12.2 Delegation of Duties. The Administrative Agent may execute any of its respective duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by the Administrative Agent with reasonable care.

     SECTION 12.3 Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates shall be


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


(a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or the other Loan Documents (except for actions occasioned solely by its or such Person's own gross negligence or willful misconduct), or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any of its Subsidiaries or any officer thereof contained in this Agreement or the other Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or the other Loan Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or the other Loan Documents or for any failure of the Borrower or any of its Subsidiaries to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Borrower or any of its Subsidiaries.

     SECTION 12.4 Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless such Note shall have been transferred in accordance with Section 13.10 hereof. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement and the other Loan Documents unless it shall first receive such advice or concurrence of the Required Lenders (or, when expressly required hereby or by the relevant other Loan Document, all the Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action except for its own gross negligence or willful misconduct. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the Notes in accordance with a request of the Required Lenders (or, when expressly required hereby, all the Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.

     SECTION 12.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless it has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, it shall promptly give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the


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


best interests of the Lenders, except to the extent that other provisions of this Agreement expressly require that any such action be taken or not be taken only with the consent and authorization or the request of the Lenders or Required Lenders, as applicable.

     SECTION 12.6 Non-Reliance on the Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Borrower or any of its Subsidiaries, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries and made its own decision to make its Loans and issue or participate in Letter of Credit hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder or by the other Loan Documents, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower or any of its Subsidiaries which may come into the possession of the Administrative Agent or any of its respective officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates.

     SECTION 12.7 Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such and (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to the respective amounts of their Commitment Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Notes or any Reimbursement Obligation) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or the other Loan Documents, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Administrative Agent's bad faith, gross negligence or willful misconduct. The agreements in this Section 12.7 shall survive the payment of the Notes, any Reimbursement Obligation and all other amounts payable hereunder and the termination of this Agreement.


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


     SECTION 12.8 The Administrative Agent in Its Individual Capacity. The Administrative Agent and its respective Subsidiaries and Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though the Administrative Agent were not an Administrative Agent hereunder. With respect to any Loans made or renewed by it and any Note issued to it and with respect to any Letter of Credit issued by it or participated in by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Administrative Agent, and the terms "Lender" and "Lenders" shall include the Administrative Agent in its individual capacity.

     SECTION 12.9 Resignation of the Administrative Agent; Successor Administrative Agent. Subject to the appointment and acceptance of a successor as provided below, the Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, which successor shall have minimum capital and surplus of at least $500,000,000. If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty
(30) days after the Administrative Agent's giving of notice of resignation, then the Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent (with, so long as no Default or Event of Default shall have occurred and be continuing, the approval of the Borrower, such approval not to be unreasonably withheld or delayed), which successor shall have minimum capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Section 12.9 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

     SECTION 12.10 Syndication Agent and Documentation Agent. The Syndication Agent and Documentation Agent, in their respective capacities as syndication agent and documentation agent, shall have no duties or responsibilities and no liabilities under this Agreement or any other Loan Documents.

                                  ARTICLE XIII

                                  MISCELLANEOUS

     SECTION 13.1 Notices.

     (a) Method of Communication. Except as otherwise provided in this Agreement, all notices and communications hereunder shall be in writing, or by telephone subsequently confirmed in writing. Any notice shall be effective if delivered by hand delivery or sent via telecopy, recognized overnight courier service or certified mail, return receipt requested, and shall be presumed to be received by a party hereto (i) on the date of delivery if delivered by hand


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


or sent by telecopy, (ii) on the next Business Day if sent by recognized overnight courier service and (iii) on the third Business Day following the date sent by certified mail, return receipt requested. A telephonic notice to the Administrative Agent as understood by the Administrative Agent will be deemed to be the controlling and proper notice in the event of a discrepancy with or failure to receive a confirming written notice.

     (b) Addresses for Notices. Notices to any party shall be sent to it at the following addresses, or any other address as to which all the other parties are notified in writing.

     If to the Borrower:          GT Interactive Software Corp.
                                  417 Fifth Avenue, 8th Floor
                                  New York, New York 10016
                                  Attention: Mr. Andrew Gregor
                                  Telephone No.: (212) 726-6572
                                  Telecopy No.: (212) 726-6590

     With copies to:              Kramer, Levin, Naftalis & Frankel
                                  919 Third Avenue
                                  New York, New York 10022-3903
                                  Attention: David P. Levin, Esq.
                                  Telephone No.: (212) 715-9217
                                  Telecopy No.: (212) 715-8000

     If to First Union as         First Union National Bank
     Administrative Agent:        One First Union Center, TW-10
                                  301 South College Street
                                  Charlotte, North Carolina 28288-0608
                                  Attention:  Syndication Agency Services
                                  Telephone No.:  (704) 374-2698
                                  Telecopy No.:  (704) 383-0288


     If to any Lender:            To the Address set forth on Schedule 1 hereto


     (c) Administrative Agent's Office. The Administrative Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrower and Lenders, as the Administrative Agent's Office referred to herein, to which payments due are to be made and at which Loans will be disbursed and Letters of Credit issued.

     SECTION 13.2 Expenses; Indemnity. The Borrower will (a) pay all reasonable out-of-pocket expenses of the Administrative Agent in connection with (i) the preparation, execution and delivery of this Agreement and each other Loan Document, whenever the same shall be executed and delivered, including without limitation all out-of-pocket syndication and due diligence expenses and reasonable fees and disbursements of counsel for the Administrative


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


Agent and (ii) the preparation, execution and delivery of any waiver, amendment or consent by the Administrative Agent relating to this Agreement or any other Loan Document, including without limitation reasonable fees and disbursements of counsel for the Administrative Agent, (b) pay all reasonable out-of-pocket expenses of the Administrative Agent and each Lender actually incurred in connection with the administration and enforcement of any rights and remedies of the Administrative Agent and each of the Lenders under the Credit Facility, including consulting with appraisers, accountants, engineers, attorneys and other Persons concerning the nature, scope or value of any right or remedy of the Administrative Agent or any Lender hereunder or under any other Loan Document or any factual matters in connection therewith, which expenses shall include without limitation the reasonable fees and disbursements of such Persons, and (c) defend, indemnify and hold harmless the Administrative Agent and each of the Lenders, and their respective parents, Subsidiaries, Affiliates, employees, Administrative Agents, officers and directors, from and against any losses, penalties, fines, liabilities, judgments, settlements, damages, costs and expenses, suffered by any such Person in connection with any claim, investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Agreement, any other Loan Document or the Loans, including without limitation reasonable attorney's and consultant's fees, except to the extent that any of the foregoing directly result from the gross negligence or willful misconduct of the party seeking indemnification therefor.

     SECTION 13.3 Set-off. In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, upon and after the occurrence of any Event of Default and during the continuance thereof, the Lenders and any assignee or participant of a Lender in accordance with
Section 13.10 are hereby authorized by the Borrower at any time or from time to time, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Lenders, or any such assignee or participant to or for the credit or the account of the Borrower against and on account of the Obligations irrespective of whether or not (a) the Lenders shall have made any demand under this Agreement or any of the other Loan Documents or (b) the Administrative Agent shall have declared any or all of the Obligations to be due and payable as permitted by Section 11.2 and although such Obligations shall be contingent or unmatured. Further, if the Obligations are in different currencies, the Lenders and any assignee or participant of a Lender may convert any Obligation at a market rate of exchange in its usual course of business for the purpose of the set-off provided for in this Section 13.3.

     SECTION 13.4 Governing Law. This Agreement, the Notes and the other Loan Documents, unless otherwise expressly set forth therein, shall be governed by, construed and enforced in accordance with the laws of the State of North Carolina, without reference to the conflicts or choice of law principles thereof.

     SECTION 13.5 Consent to Jurisdiction. The Borrower hereby irrevocably consents to the personal jurisdiction of the state and federal courts located in Mecklenburg


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County, North Carolina, in any action, claim or other proceeding arising out of any dispute in connection with this Agreement, the Notes and the other Loan Documents, any rights or obligations hereunder or thereunder, or the performance of such rights and obligations. The Borrower hereby irrevocably consents to the service of a summons and complaint and other process in any action, claim or proceeding brought by the Administrative Agent or any Lender in connection with this Agreement, the Notes or the other Loan Documents, any rights or obligations hereunder or thereunder, or the performance of such rights and obligations, on behalf of itself or its property, in the manner specified in Section 13.1. Nothing in this Section 13.5 shall affect the right of the Administrative Agent or any Lender to serve legal process in any other manner permitted by Applicable Law or affect the right of the Administrative Agent or any Lender to bring any action or proceeding against the Borrower or its properties in the courts of any other jurisdictions.

     SECTION 13.6 Binding Arbitration; Waiver of Jury Trial.

     (a) Binding Arbitration. Upon demand of any party, whether made before or after institution of any judicial proceeding, any dispute, claim or controversy arising out of, connected with or relating to the Notes or any other Loan Documents ("Disputes"), between or among parties to the Notes or any other Loan Document shall be resolved by binding arbitration as provided herein. Institution of a judicial proceeding by a party does not waive the right of that party to demand arbitration hereunder. Disputes may include, without limitation, tort claims, counterclaims, claims brought as class actions, claims arising from Loan Documents executed in the future, or claims concerning any aspect of the past, present or future relationships arising out of or connected with the Loan Documents. Arbitration shall be conducted under and governed by the Commercial Financial Disputes Arbitration Rules (the "Arbitration Rules") of the American Arbitration Association and Title 9 of the U.S. Code. All arbitration hearings shall be conducted in Charlotte, North Carolina. The expedited procedures set forth in Rule 51, et seq. of the Arbitration Rules shall be applicable to claims of less than $1,000,000. All applicable statutes of limitation shall apply to any Dispute. A judgment upon the award may be entered in any court having jurisdiction. Notwithstanding anything foregoing to the contrary, any arbitration proceeding demanded hereunder shall begin within ninety (90) days after such demand thereof and shall be concluded within one-hundred and twenty
(120) days after such demand. These time limitations may not be extended unless a party hereto shows cause for extension and then such extension shall not exceed a total of sixty (60) days. The panel from which all arbitrators are selected shall be comprised of licensed attorneys. The single arbitrator selected for expedited procedure shall be a retired judge from the highest court of general jurisdiction, state or federal, of the state where the hearing will be conducted. The parties hereto do not waive any applicable Federal or state substantive law except as provided herein. Notwithstanding the foregoing, this paragraph shall not apply to any Hedging Agreement that is a Loan Document.

     (b) Jury Trial. THE ADMINISTRATIVE AGENT, EACH LENDER AND THE BORROWER HEREBY ACKNOWLEDGE THAT BY AGREEING TO BINDING ARBITRATION THEY HAVE IRREVOCABLY WAIVED THEIR RESPECTIVE RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY ACTION, CLAIM OR OTHER PROCEEDING ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS

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


AGREEMENT, THE NOTES OR THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER, OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS.

     (c) Preservation of Certain Remedies. Notwithstanding the preceding binding arbitration provisions, the parties hereto and the other Loan Documents preserve, without diminution, certain remedies that such Persons may employ or exercise freely, either alone, in conjunction with or during a Dispute. Each such Person shall have and hereby reserves the right to proceed in any court of proper jurisdiction or by self help to exercise or prosecute the following remedies: (i) all rights to foreclose against any real or personal property or other security by exercising a power of sale granted in the Loan Documents or under applicable law or by judicial foreclosure and sale, (ii) all rights of self help including peaceful occupation of property and collection of rents, set off, and peaceful possession of property, (iii) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and in filing an involuntary bankruptcy proceeding, and (iv) when applicable, a judgment by confession of judgment. Preservation of these remedies does not limit the power of an arbitrator to grant similar remedies that may be requested by a party in a Dispute.

     SECTION 13.7 Reversal of Payments. To the extent the Borrower makes a payment or payments to the Administrative Agent for the ratable benefit of the Lenders or the Administrative Agent receives any payment or proceeds of the collateral which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent.

     SECTION 13.8 Injunctive Relief; Punitive Damages.

     (a) The Borrower recognizes that, in the event the Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lenders. Therefore, the Borrower (on behalf of itself and its Subsidiaries) agrees that the Lenders, at the Lenders' option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

     (b) The Administrative Agent, Lenders and Borrower (on behalf of itself and its Subsidiaries) hereby agree that no such Person shall have a remedy of punitive or exemplary damages against any other party to a Loan Document and each such Person hereby waives any right or claim to punitive or exemplary damages that they may now have or may arise in the future in connection with any Dispute, whether such Dispute is resolved through arbitration or judicially.

     (c) The parties agree that they shall not have a remedy of punitive or exemplary damages against any other party in any Dispute and hereby waive any right or claim to punitive or exemplary damages they have now or which may arise in the future in connection with any Dispute whether the Dispute is resolved by arbitration or judicially.

     SECTION 13.9 Accounting Matters. All financial and accounting calculations, measurements and computations made for any purpose relating to this Agreement, including, without limitation, all computations utilized by the Borrower or any Subsidiary thereof to determine compliance with any covenant contained herein, shall, except as otherwise expressly contemplated hereby or unless there is an express written direction by the Administrative Agent to the contrary agreed to by the Borrower, be performed in accordance with GAAP as in effect on the Closing Date. In the event that changes in GAAP shall be mandated by the Financial Accounting Standards Board, or any similar accounting body of comparable standing, or shall be recommended by the Borrower's certified public accountants, to the extent that such changes would modify such accounting terms or the interpretation or computation thereof, such changes shall be followed in defining such accounting terms only from and after the date the Borrower and the Lenders shall have amended this Agreement to the extent necessary to reflect any such changes in the financial covenants and other terms and conditions of this Agreement.

     SECTION 13.10 Successors and Assigns; Participations.

     (a) Benefit of Agreement. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and the Lenders, all future holders of the Notes, and their respective permitted successors and assigns, except that the Borrower shall not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

     (b) Assignment by Lenders. Each Lender may, with the consent of the Borrower (so long as no Default or Event of Default has occurred and is continuing) and the consent of the Administrative Agent, which consents shall not be unreasonably withheld (provided, that no such consents shall be required in connection with an assignment to an Affiliate of a Lender), assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including, without limitation, all or a portion of the Extensions of Credit at the time owing to it and the Notes held by it); provided that:

          (i) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender's rights and obligations under this Agreement;

          (ii) if less than all of the assigning Lender's Commitment is to be assigned, the Commitment so assigned shall not be less than $5,000,000;

          (iii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance in the form of Exhibit G attached hereto (an "Assignment and Acceptance"), together with any Note or Notes subject to such assignment;

          (iv) such assignment shall not, without the consent of the Borrower, require the Borrower to file a registration statement with the Securities and Exchange


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


     Commission or apply to or qualify the Loans or the Notes under the blue sky laws of any state; and

          (v) the assigning Lender shall pay to the Administrative Agent an assignment fee of $3,000 upon the execution by such Lender of the Assignment and Acceptance; provided that no such fee shall be payable upon any assignment by a Lender to an Affiliate thereof.

     Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution thereof,
     (A) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereby and (B) the Lender thereunder shall, to the extent provided in such assignment, be released from its obligations under this Agreement.

     (c) Rights and Duties Upon Assignment. By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as set forth in such Assignment and Acceptance.

     (d) Register. The Administrative Agent shall maintain a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders and the amount of the Extensions of Credit with respect to each Lender from time to time (the "Register"). The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or Lender at any reasonable time and from time to time upon reasonable prior notice.

     (e) Issuance of New Notes. Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an Eligible Assignee together with any Note or Notes subject to such assignment and the written consent to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is substantially in the form of Exhibit G:

          (i) accept such Assignment and Acceptance;

          (ii) record the information contained therein in the Register;

          (iii) give prompt notice thereof to the Lenders and the Borrower; and

          (iv) promptly deliver a copy of such Assignment and Acceptance to the Borrower.

Within ten (10) Business Days after receipt of notice, the Borrower shall execute and deliver to the Administrative Agent, in exchange for the surrendered Note or Notes, a new Note or Notes to the order of such Eligible Assignee in amounts equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and a new Note or Notes to the order of the assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the assigned Notes delivered to the assigning Lender. Each surrendered Note or Notes shall be canceled and returned to the Borrower.

     (f) Participations. Each Lender may sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Extensions of Credit and the Notes held by it); provided that:

          (i) each such participation shall be in an amount not less than $5,000,000;

          (ii) such Lender's obligations under this Agreement (including, without limitation, its Commitment) shall remain unchanged;

          (iii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations;

          (iv) such Lender shall remain the holder of the Notes held by it for all purposes of this Agreement;

          (v) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement;

          (vi) such Lender shall not permit such participant the right to approve any waivers, amendments or other modifications to this Agreement or any other Loan Document other than waivers, amendments or modifications which would reduce the principal of or the interest rate on any Loan or Reimbursement Obligation, extend the term or increase the amount of the Commitment, reduce the amount of any fees to which such participant is entitled, extend any scheduled payment date for principal of any Loan or, except as expressly contemplated hereby or thereby, release substantially all of the collateral or release any Security Document; and

          (vii) any such disposition shall not, without the consent of the Borrower, require the Borrower to file a registration statement with the Securities and Exchange Commission to apply to qualify the Loans or the Notes under the blue sky law of any state.

     (g) Disclosure of Information; Confidentiality. The Administrative Agent and the Lenders shall hold all non-public information with respect to the Borrower or any of its Subsidiaries (such information, "Confidential Information") obtained pursuant to the Loan Documents in accordance with their customary procedures for handling confidential information and in accordance with safe and sound banking practices and shall not disclose such Confidential

Information to any Person without the prior consent of the Borrower; provided, that the Administrative Agent may disclose information relating to this Agreement to Gold Sheets and other similar bank trade publications, such information to consist of deal terms and other information customarily found in such publications, and provided further, that the Administrative Agent and Lenders may disclose any such Confidential Information to any Affiliate thereof to the extent such disclosure is required by law or requested by any regulatory authority. Any Lender may, in connection with any assignment, proposed assignment, participation or proposed participation pursuant to this Section 13.10, disclose to the Eligible Assignee, participant, proposed assignee or proposed participant, any Confidential Information; provided, that prior to any such disclosure, each such Eligible Assignee, proposed assignee, participant or proposed participant shall agree with the Borrower or such Lender to preserve the confidentiality of any such Confidential Information relating to the Borrower or any of its Subsidiaries received from such Lender.

         (h) Certain Pledges or Assignments. Nothing herein shall prohibit any Lender from pledging or assigning any Note to any Federal Reserve Bank in accordance with Applicable Law.

         SECTION 13.11 Amendments, Waivers and Consents. Except as set forth below, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents (other than any Hedging Agreement, the terms and conditions of which may be amended, modified or waived by the parties thereto) may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and delivered to the Administrative Agent and, in the case of an amendment, signed by the Borrower; provided, that no amendment, waiver or consent shall (a) increase the amount or extend the time of the obligation of the Lenders to make Loans or issue or participate in Letters of Credit (including without limitation pursuant to Section 2.6), (b) extend the originally scheduled time or times of payment of the principal of any Loan or Reimbursement Obligation or the time or times of payment of interest or fees on any Loan or Reimbursement Obligation, (c) reduce the rate of interest or fees payable on any Loan or Reimbursement Obligation, (d) reduce the principal amount of any Loan or Reimbursement Obligation, (e) permit any subordination of the principal or interest on any Loan or Reimbursement Obligation, (f) release all or substantially all of the collateral or release any Guarantor or Security Document (other than as specifically permitted or contemplated in this Agreement or the applicable Security Document), (g) amend the definition of Alternative Currency, (h) permit an assignment of this Agreement or any of the Loan Documents by the Borrower or any of its Subsidiaries or (i) amend the provisions of this Section 13.11 or the definition of Required Lenders, without the prior written consent of each Lender. In addition, no amendment, waiver or consent to the provisions of (a) Article XII shall be made without the written consent of the Administrative Agent and (b) Article III without the written consent of the Issuing Lender.

     SECTION 13.12 Performance of Duties. The Borrower's obligations under this Agreement and each of the Loan Documents shall be performed by the Borrower (or its agent) at its sole cost and expense.

     SECTION 13.13 All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied or the Credit Facility has not been terminated.

     SECTION 13.14 Survival of Indemnities. Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of this Article XIII and any other provision of this Agreement and the Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the Lenders against events arising after such termination as well as before.

     SECTION 13.15 Titles and Captions. Titles and captions of Articles, Sections and subsections in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

     SECTION 13.16 Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

     SECTION 13.17 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same agreement.

     SECTION 13.18 Term of Agreement. This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations shall have been indefeasibly and irrevocably paid and satisfied in full. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination.

     SECTION 13.19 Inconsistencies with Other Documents; Independent Effect of Covenants.

     (a) In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control; provided, that any provision of the Security Documents which imposes additional burdens on any party or further restricts the rights of the Borrower or its Subsidiaries or gives the Administrative Agent or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.

     (b) The Borrower expressly acknowledges and agrees that each covenant contained in Articles VIII, IX, or X hereof shall be given independent effect. Accordingly, the Borrower shall not engage in any transaction or other act otherwise permitted under any covenant contained in

Articles VIII, IX, or X if, before or after giving effect to such transaction or act, the Borrower shall or would be in breach of any other covenant contained in Articles VIII, IX, or X.

     SECTION 13.20 EMU; Continuity of Contract. The parties hereto confirm that the occurrence or non-occurrence of an EMU Event will not have the effect of altering any term of, or discharging or excusing performance under, this Agreement or any other Loan Document, give any party the right unilaterally to alter or terminate this Agreement or any other Loan Document or, in and of itself, give rise to an Event of Default, provided, however, that no currency shall be included as an Alternative Currency within the meaning of the definition thereof if the Administrative Agent or any Lender reasonably believes that it is impracticable or impossible for any Lender to fund Loans in such currency.

                           [Signature pages to follow]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.


[CORPORATE SEAL]                       GT INTERACTIVE SOFTWARE CORP.,
                                       as Borrower

                                        By: /s/ ANDREW GREGOR
                                            ------------------------------
                                            Name:  Andrew Gregor
                                            Title: CFO and Senior VP, Finance
                                                   and Administration

                                        FIRST UNION NATIONAL BANK,
                                        as Administrative Agent and Lender

                                        By: /s/ JAMES J. McKENNA
                                            ---------------------------
                                            Name:  James J. McKenna
                                            Title: Executive Vice President

                                        NATIONAL BANK OF CANADA, as Lender

                                        By: /s/ TIMOTHY J. SMITH
                                            ------------------------------
                                            Name:  Timothy J. Smith
                                            Title: VP and Manager


                                        By: /s/ KAREN A. GREXA
                                            -------------------------------
                                            Name:  Karen A. Grexa
                                            Title: Vice President

                                        THE BANK OF NOVA SCOTIA, as Lender

                                        By: /s/ STEPHEN E. LOCKHART
                                            --------------------------------
                                            Name:  Stephen E. Lockhart
                                            Title: Vice President

                                        NATIONSBANK, N.A., as Lender

                                        By: /s/ YOUSUF OMAR
                                            ------------------------------
                                            Name:  Yousuf Omar
                                            Title: Senior Vice President

                                        FLEET BANK, N.A., as Lender and
                                        Documentation Agent

                                        By: /s/ BETH GOODMAN
                                            --------------------------------
                                            Name:  Beth Goodman
                                            Title: Vice President

                                        EAB, as Lender

                                        By: /s/ KRISTEN BURKE
                                            ----------------------------
                                            Name:  Kristen Burke
                                            Title: VP

                                 Schedule 1.1(a)
                            (Lenders and Commitments)


--------------------------------------------------------------------------------
  LENDER                                     COMMITMENT           COMMITMENT
                                             PERCENTAGE
--------------------------------------------------------------------------------
First Union National Bank
One First Union Center, TW-10
301 South College Street                        24%               $30,000,000
Charlotte, North Carolina 28288-0608
Attention:  Syndication Agency Services
Telephone No.: (704) 374-2698
Telecopy No.: (704) 383-0288

--------------------------------------------------------------------------------
NationsBank, N.A.
901 Main Street, 14th Floor
Dallas, Texas  75202                            24%               $30,000,000
Attention:  James Payne
Telephone No.:  (214) 508-0592
Telecopy No.:  (214) 290-9417

--------------------------------------------------------------------------------
Fleet Bank, N.A.
1185 Sixth Avenue, 3rd Floor
New York, NY  10036                             20%               $25,000,000
Attention:  Edna Cockett
Telephone No.:  (212) 819-5748
Telecopy No.:  (212) 819-4141

--------------------------------------------------------------------------------
National Bank of Canada
Post Office Plaza
50 Division Street, Suite 201                   12%               $15,000,000
Somerville, NJ  08876
Attention:  Anita Smallfence
Telephone No.:  (908) 575-9777
Telecopy No.:  (908) 575-0777

--------------------------------------------------------------------------------
EAB
335 Madison Avenue
New York, NY  10017                             12%               $15,000,000
Attention:  Jan Richardson
Telephone No.:  (212) 503-2565
Telecopy No.:  (212) 503-2667

--------------------------------------------------------------------------------
The Bank of Nova Scotia
One Liberty Plaza
New York, NY  10006                             8%                $10,000,000
Attention:  Peter Colletta
Telephone No.:  (212) 225-5069
Telecopy No.:  (212) 225-5145

--------------------------------------------------------------------------------

                                 Schedule 1.1(b)

                               MANDATORY COST RATE


(1) The Mandatory Cost Rate for an Alternative Currency Loan for its Interest Period(s) is the rate per annum determined by the Administrative Agent to be the rate calculated by it in accordance with the following formula;

     (a)  In relation to an Alternative Currency Loan denominated in Pounds
          Sterling:

                       BY + S(Y - Z) + F x 0.01% per annum
                       -----------------------------------
                                  100 - (B + S)

     (b) in relation to any other Alternative Currency Loan in an Alternative Currency;

                               F x 0.01% per annum
                               -------------------
                                       300

     (c)  where on the date of calculation:

     B is the average of the percentage of eligible liabilities (in excess of any stated minimum) which the Bank of England then requires each of the Lenders to maintain on a non-interest bearing account in accordance with its cash ratio requirements;

     Y    is LIBOR for the Interest Period of the relevant Loan;

     S is the average percentage of eligible liabilities which the Bank of England requires each Lender to place as a special deposit;

     Z is the interest rate per annum allowed by the Bank of England on special deposits; and

     F is the average of the percentage of the charges payable by the Lenders to the Financial Services Authority under paragraph 2.02 or 2.03 (as appropriate) of the Fees Regulations (but where for the purpose of this calculation, any minimum amount required to be paid to the Financial Services Authority under paragraph 2.02b or 2.03b will not be deemed to apply) expressed in pounds per (pound)1 million of the average of percentage of the fee bases of the Lenders.

(2)  For the purposes of this Schedule 1.1(b):

     (a) "eligible liabilities" and "special deposits" have the meanings given to them at the time of application of the formula by the Bank of England;

     (b)  "fee base" has the meaning given to it in the Fees Regulations; and

     (c)  "Fees Regulations" means:

          (i) prior to 31st of March, 1999 the Banking Supervision (Fees) Regulations 1998; and

          (ii) on and after 31st of March 1999, any regulations governing the payment of fees for banking supervision;

          and any reference to a paragraph or specific provision in The Fees Regulations in force at the date of this Agreement shall be deemed to be a reference to any replacement provision in any superceding regulations under paragraph (2) above

(3) In the application of the formula, B,Y,S and Z are included in the formula as figures and not as percentages e.g., if B = 0.05% and Y = 15%, BY is calculated as 0.05 x 15.

(4) (a) The formula is applied on the date the interest rate is determined for the relevant Interest Period of the Loan.

     (b) Each rate calculated in accordance with the formula is, if necessary, rounded upward to the nearest four decimal places

(5) If the Administrative Agent determines that a change in circumstances has rendered or will render the formula inappropriate, the Administrative Agent (after consultation with and by notice to the Lenders and the Borrower) shall modify the manner in which the Mandatory Cost Rate will subsequently be calculated and specify the date from which such modification will apply. The manner of calculation so notified by the Administrative Agent shall in the absence of manifest error be binding on all the parties hereto.